                                                                      EXHIBIT 11

              FEDERAL HOME LIFE INSURANCE COMPANY AND SUBSIDIARIES

                        CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

     (WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM THEREON)

              FEDERAL HOME LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Registered Public Accounting Firm                        3
Consolidated Statements of Income for the years ended December 31, 2005,
  2004 and 2003                                                                4
Consolidated Balance Sheets as of December 31, 2005 and 2004                   5
Consolidated Statements of Changes in Stockholder's Equity for the years
  ended December 31, 2005, 2004 and 2003                                       6
Consolidated Statements of Cash Flows for the years ended December 31,
  2005, 2004 and 2003                                                          7
Notes to Consolidated Financial Statements                                     8

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Federal Home Life Insurance Company:

     We have audited the accompanying consolidated balance sheets of Federal Home Life Insurance Company and Subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for each of the years in the three-year period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Federal Home Life Insurance Company and Subsidiaries as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

     As discussed in Note 1(s) to the consolidated financial statements, the Company changed its method of accounting for certain nontraditional long-duration contracts and for separate accounts in 2004.

/s/  KPMG LLP

Richmond, Virginia
January 2, 2007

              FEDERAL HOME LIFE INSURANCE COMPANY AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME
                              (AMOUNTS IN MILLIONS)

                                                                                        YEARS ENDED DECEMBER 31,
                                                                                   ----------------------------------
                                                                                     2005         2004        2003
                                                                                   ---------    ---------   ---------
Revenues:
     Premiums                                                                      $ 1,008.9    $ 1,055.3   $ 1,133.7
     Net investment income                                                             606.9        543.1     1,068.9
     Net investment gains (losses)                                                      (5.2)         1.9        23.5
     Policy fees and other income                                                      167.8        147.0       143.5
                                                                                   ---------    ---------   ---------
          Total revenues                                                             1,778.4      1,747.3     2,369.6
                                                                                   ---------    ---------   ---------
Benefits and expenses:
     Benefits and other changes in policy reserves                                     954.7      1,002.7     1,433.4
     Interest credited                                                                 186.9        195.8       331.9
     Acquisition and operating expenses, net of deferrals                              148.0        107.5       114.4
     Amortization of deferred acquisition costs and intangibles                         76.4        104.9       215.5
     Interest expense                                                                   48.7         24.5        43.5
                                                                                   ---------    ---------   ---------
          Total benefits and expenses                                                1,414.7      1,435.4     2,138.7
                                                                                   ---------    ---------   ---------
Income before income taxes                                                             363.7        311.9       230.9
Provision (benefit) for income taxes                                                   122.6        (96.7)      101.7
                                                                                   ---------    ---------   ---------
Net income before cumulative effect of change in accounting principle                  241.1        408.6       129.2
Cumulative effect of change in accounting principle, net of tax                           --         (0.8)         --
                                                                                   ---------    ---------   ---------
Net income                                                                         $   241.1    $   407.8   $   129.2
                                                                                   =========    =========   =========

                 See Notes to Consolidated Financial Statements.

              FEDERAL HOME LIFE INSURANCE COMPANY AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                                                         DECEMBER 31,
                                                                                   -----------------------
                                                                                      2005         2004
                                                                                   ----------   ----------
ASSETS
     Investments:
          Fixed maturities available-for-sale, at fair value                       $  8,300.2   $  7,729.3
          Equity securities available-for-sale, at fair value                             9.8         10.4
          Commercial mortgage loans                                                   1,638.1      1,350.6
          Policy loans                                                                  313.2        318.8
          Short-term investments                                                           --         15.0
          Other invested assets ($151.6 and $0.0 restricted)                            576.0        704.0
                                                                                   ----------   ----------
                    Total investments                                                10,837.3     10,128.1
     Cash and cash equivalents                                                          211.0        456.0
     Accrued investment income                                                           95.8        108.9
     Deferred acquisition costs                                                       1,828.5      1,566.8
     Goodwill                                                                           471.2        478.9
     Intangible assets                                                                  431.5        451.0
     Reinsurance recoverable                                                          7,879.6      7,949.7
     Other assets                                                                       391.8        355.1
                                                                                   ----------   ----------
                    Total assets                                                   $ 22,146.7   $ 21,494.5
                                                                                   ==========   ==========
LIABILITIES AND STOCKHOLDER'S EQUITY
     Liabilities:
          Future annuity and contract benefits                                     $ 15,241.5   $ 15,095.5
          Liability for policy and contract claims                                      240.0        303.7
          Other policyholder liabilities                                                 39.7        120.7
          Other liabilities ($153.8 and $0.0 restricted)                                917.8      1,155.7
          Deferred tax liability                                                        800.0        471.2
          Non-recourse funding obligations                                            1,400.0        900.0
                                                                                   ----------   ----------
                    Total liabilities                                                18,639.0     18,046.8
                                                                                   ----------   ----------
     Commitments and contingencies
     Stockholder's equity:
          Common stock ($100 par value, 530,125 shares authorized, 219,821
            shares issued and outstanding)                                               22.0         22.0
          Additional paid-in capital                                                  3,203.2      3,208.2
                                                                                   ----------   ----------
          Accumulated other comprehensive income (loss):
               Net unrealized investment gains (losses)                                  71.6        128.9
               Derivatives qualifying as hedges                                          (0.2)        (0.4)
               Additional minimum pension liability                                      (3.3)        (3.1)
                                                                                   ----------   ----------
          Total accumulated other comprehensive income (loss)                            68.1        125.4
          Retained earnings                                                             214.4         92.1
                                                                                   ----------   ----------
                    Total stockholder's equity                                        3,507.7      3,447.7
                                                                                   ----------   ----------
                    Total liabilities and stockholder's equity                     $ 22,146.7   $ 21,494.5
                                                                                   ==========   ==========

                 See Notes to Consolidated Financial Statements.

              FEDERAL HOME LIFE INSURANCE COMPANY AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                              (AMOUNTS IN MILLIONS)

                                                                                  ACCUMULATED
                                                                                     OTHER                        TOTAL
                                                     COMMON     ADDITIONAL       COMPREHENSIVE    RETAINED    STOCKHOLDER'S
                                                     STOCK    PAID-IN CAPITAL    INCOME (LOSS)    EARNINGS       EQUITY
                                                     ------   ---------------    -------------    --------    -------------
BALANCES AT JANUARY 1, 2003                          $ 22.0   $       3,211.2    $       204.7    $  161.1    $     3,599.0
Comprehensive income (loss):
     Net income                                          --                --               --       129.2            129.2
     Net unrealized gains (losses) on
       investment securities                             --                --            332.3          --            332.3
     Derivatives qualifying as hedges                    --                --             (1.4)         --             (1.4)
                                                                                                              -------------
          Total comprehensive income (loss)                                                                           460.1
Other transactions with stockholder                      --              (5.9)              --        (0.3)            (6.2)
                                                     ------   ---------------    -------------    --------    -------------
BALANCES AT DECEMBER 31, 2003                          22.0           3,205.3            535.6       290.0          4,052.9
                                                                                                              -------------
Comprehensive income (loss):
     Net income                                          --                --               --       407.8            407.8
     Derivatives qualifying as hedges                    --                --             (1.4)         --             (1.4)
     Additional minimum pension liability                --                --             (3.1)         --             (3.1)
                                                                                                              -------------
          Total comprehensive income (loss)                                                                           403.3
Other transactions with stockholder                      --               2.9           (405.7)      153.2           (249.6)
Dividends to stockholder                                 --                --               --      (758.9)          (758.9)
                                                     ------   ---------------    -------------    --------    -------------
BALANCES AT DECEMBER 31, 2004                          22.0           3,208.2            125.4        92.1          3,447.7
                                                                                                              -------------
Comprehensive income (loss):
     Net income                                          --                --               --       241.1            241.1
     Net unrealized gains (losses) on
       investment securities                             --                --            (57.3)         --            (57.3)
     Derivatives qualifying as hedges                    --                --              0.2          --              0.2
     Additional minimum pension liability                --                --             (0.2)         --             (0.2)
                                                                                                              -------------
          Total comprehensive income (loss)                                                                           183.8
Other transactions with stockholder                      --              (5.0)              --        (2.8)            (7.8)
Dividends to stockholder                                 --                --               --      (116.0)          (116.0)
                                                     ------   ---------------    -------------    --------    -------------
BALANCES AT DECEMBER 31, 2005                        $ 22.0   $       3,203.2    $        68.1    $  214.4    $     3,507.7
                                                     ======   ===============    =============    ========    =============

                 See Notes to Consolidated Financial Statements.

              FEDERAL HOME LIFE INSURANCE COMPANY AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (AMOUNTS IN MILLIONS)

                                                                                  YEARS ENDED DECEMBER 31,
                                                                             -----------------------------------
                                                                               2005         2004          2003
                                                                             ---------    ---------    ---------
Cash flows from operating activities:
     Net income                                                              $   241.1    $   407.8    $   129.2
     Adjustments to reconcile net income to net cash provided by operating activities:
          Change in future policy benefits                                       248.2        227.1        469.2
          Net investment (gains) losses                                            5.2         (1.9)       (23.5)
          Amortization of investment premiums and discounts                       (3.8)        (5.8)       (36.0)
          Acquisition costs deferred                                            (288.6)      (246.6)      (246.6)
          Amortization of deferred acquisition costs and intangibles              76.4        104.9        215.5
          Deferred income taxes                                                  354.2        (41.5)       153.4
          Change in certain assets:
               Decrease (increase) in:
               Accrued investment income                                          13.1        265.9        (26.4)
               Other, net                                                        (53.8)      (130.1)        12.7
          Change in certain liabilities:
               Increase (decrease) in:
               Policy and contract claims                                        (40.5)        19.2        (24.9)
               Other policyholder liabilities                                    (80.9)        53.4        (90.0)
               Other liabilities                                                (178.8)       167.1       (145.8)
                                                                             ---------    ---------    ---------
          Net cash from operating activities                                     291.8        819.5        386.8
                                                                             ---------    ---------    ---------
Cash flows from investing activities:
     Proceeds from sales and maturities of investment securities and other
       invested assets                                                         2,142.3      1,406.9      3,642.0
     Principal collected on commercial mortgage loans                            186.3        238.3        199.3
     Purchases of investment securities and other invested assets             (2,735.6)    (2,099.3)    (3,850.5)
     Commercial mortgage loan originations                                      (486.1)      (281.0)      (503.2)
     Short-term investment activity, net                                          15.0         34.8        (49.8)
     Policy loans, net                                                             5.6         (7.0)        (1.5)
                                                                             ---------    ---------    ---------
          Net cash from investing activities                                    (872.5)      (707.3)      (563.7)
                                                                             ---------    ---------    ---------
Cash flows from financing activities:
     Proceeds from issuance of investment contracts                              857.2        743.5        837.3
     Redemption and benefit payments on investment contracts                    (893.5)      (778.0)      (955.2)
     Proceeds from secured borrowings from affiliate                               9.6           --           --
     Proceeds from short-term borrowings and other, net                          577.5        464.0        543.0
     Payments on short-term borrowings                                          (599.1)      (465.9)      (703.3)
     Proceeds from issuance of non-recourse funding obligations                  500.0        300.0        600.0
     Redemption of surplus notes                                                    --        (21.8)          --
     Redemption of preferred stock                                                  --        (36.8)          --
     Cash dividends to stockholder                                              (116.0)       (58.0)          --
                                                                             ---------    ---------    ---------
          Net cash from financing activities                                     335.7        147.0        321.8
                                                                             ---------    ---------    ---------
          Net change in cash and cash equivalents                               (245.0)       259.2        144.9
     Cash and cash equivalents at beginning of year                              456.0        196.8         51.9
                                                                             ---------    ---------    ---------
     Cash and cash equivalents at end of year                                $   211.0    $   456.0    $   196.8
                                                                             =========    =========    =========

                 See Notes to Consolidated Financial Statements.

              FEDERAL HOME LIFE INSURANCE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003
                              (AMOUNTS IN MILLIONS)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) Principles of Consolidation

     Federal Home Life Insurance Company (the "Company," "we," "us," or "our" unless context otherwise requires) is a stock life insurance company organized in 1910 operating under a charter granted by the Commonwealth of Virginia. The Company is a wholly-owned subsidiary of Genworth Life Insurance Company ("GLIC"), formerly known as General Electric Capital Assurance Company.

     On May 25, 2004, Genworth Financial, Inc. ("Genworth") completed an initial public offering of Genworth common stock ("IPO") and Genworth's Class A common stock began trading on The New York Stock Exchange. On May 31, 2004, we became a direct, wholly-owned subsidiary of GLIC while remaining an indirect, wholly-owned subsidiary of Genworth. As of December 31, 2005, General Electric Company ("GE") beneficially owned approximately 18% of Genworth's outstanding stock. On March 8, 2006, a subsidiary of GE completed a secondary offering to sell its remaining interest in Genworth.

     The accompanying consolidated financial statements include the historical operations and accounts of the Company and our subsidiaries which include First Colony Life Insurance Company ("FCL"), American Mayflower Life Insurance Company of New York ("AML"), Jamestown Life Insurance Company ("Jamestown"), River Lake Insurance Company ("River Lake I"), River Lake Insurance Company II ("River Lake II") and River Lake Insurance Company III ("River Lake III"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     On December 18, 2006, Articles of Merger were filed on behalf of the Company and FCL with the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia for the mergers of the Company and FCL into Genworth Life and Annuity Insurance Company ("GLAIC"), an affiliate of the Company. GLAIC would be the surviving entity ("GLAIC Merged"). FCL and GLAIC are both stock life insurance companies operating under charters granted by the Commonwealth of Virginia. These mergers were consummated effective January 1, 2007.

     Upon consummation of the mergers involving the Company and FCL, GLAIC Merged transferred its ownership of AML to Genworth Life Insurance Company of New York ("GLICNY"), an affiliate, in exchange for a non-majority ownership interest in GLICNY. Upon transfer, AML merged into GLICNY. GLICNY is the surviving entity. These mergers are part of the continuing efforts of Genworth, our ultimate parent company, to simplify its operations, reduce its costs and build its brand.

     (b) Basis of Presentation

     These consolidated financial statements have been prepared on the basis of U.S. generally accepted accounting principles ("U.S. GAAP"). Preparing financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates.

     (c) Products

     Our product offerings are divided along two major segments of consumer needs: (i) Protection and (ii) Retirement Income and Investments.

     Protection products are intended to provide protection against financial hardship primarily after the death of an insured and to protect income and assets from other adverse economic impacts of significant health care costs. Our principal product lines under the Protection segment are term life and universal life insurance.

     Retirement Income and Investments products are contracts intended for contractholders who want to accumulate tax-deferred assets for retirement, desire a tax-efficient source of income and seek to protect against outliving their assets. Our principal product lines under the Retirement Income and Investments segment are deferred annuities, immediate annuities and structured settlement annuities. In 2006, we decided to discontinue the sale of structured settlement annuities. We do not expect this decision to have a material impact on the consolidated financial statements as the majority of our structured settlement business was reinsured in 2004 to Union Fidelity Life Insurance Company ("UFLIC"), a former affiliate.

     We distribute our products through three primary channels: financial intermediaries (banks, securities brokerage firms and independent broker/dealers), independent producers (brokerage general agencies, affluent market producer groups and specialized brokers) and dedicated sales specialists (affiliated networks of both accountants and personal financial advisors).

     (d) Premiums

     For traditional long-duration insurance contracts, we report premiums as earned when due. For short-duration insurance contracts, we report premiums as revenue over the terms of the related insurance policies on a pro-rata basis or in proportion to expected claims.

     Premiums received under annuity contracts without significant mortality risk and premiums received on investment and universal life products are not reported as revenues but rather as deposits and are included in liabilities for future annuity and contract benefits.

     (e) Net Investment Income and Net Investment Gains and Losses

     Investment income is recognized when earned. Investment gains and losses are calculated on the basis of specific identification.

     Investment income on mortgage-backed and asset-backed securities is initially based upon yield, cash flow, and prepayment assumptions at the date of purchase. Subsequent revisions in those assumptions are recorded using the retrospective or prospective method. Under the retrospective method, used for mortgage-backed and asset-backed securities of high credit quality (ratings equal to or greater than AA or that are U.S. Agency backed) which cannot be contractually prepaid, amortized cost of the security is adjusted to the amount that would have existed had the revised assumptions been in place at the date of purchase. The adjustments to amortized cost are recorded as a charge or credit to net investment income. Under the prospective method, which is used for all other mortgage-backed and asset-backed securities, future cash flows are estimated and interest income is recognized going forward using the new internal rate of return. As of December 31, 2005, all our mortgage-backed and asset-backed securities that have had subsequent revisions in yield, cash flow or prepayment assumptions were accounted for under the retrospective method.

     (f) Policy Fees and Other Income

     Policy fees and other income consist primarily of insurance charges assessed on universal life contracts, fees assessed against policyholder account values and surrender fee income. Charges to policyholder accounts for universal life cost of insurance is recognized as revenue when due. Policy surrender fees are recognized as income when the policy is surrendered.

     (g) Fixed Maturity and Equity Securities

     We have designated our investment securities as available-for-sale and report them in our Consolidated Balance Sheets at fair value. We obtain values for actively traded securities from external pricing services. For infrequently traded securities, we obtain quotes from brokers, or we estimate values using internally developed pricing models. These models are based upon common valuation techniques and require us to make assumptions regarding credit quality, liquidity and other factors that affect estimated values. Changes in the fair value of available-for-sale investments, net of the effect on deferred acquisition costs ("DAC"), present value of future profits ("PVFP") and deferred income taxes, are reflected as unrealized investment gains or losses in a separate component of accumulated other comprehensive income.

     We regularly review investment securities for impairment in accordance with our impairment policy, which includes both quantitative and qualitative criteria. Quantitative criteria include length of time and amount that each security position is in an unrealized loss position, and for fixed maturities, whether the issuer is in compliance with terms and covenants of the security. Qualitative criteria include the financial strength and specific prospects for the issuer as well as our intent to hold the security until recovery. Securities that in our judgment are considered to be other-than-temporarily impaired are recognized as a charge to net investment gains (losses) in the period in which such determination is made.

     (h) Securities Lending Activity

     We engage in securities lending transactions for the purpose of enhancing the yield on our investment securities portfolio, which require the borrower to provide collateral, primarily consisting of cash and government securities, on a daily basis, in amounts equal to or exceeding 102% of the fair value of the applicable securities loaned. We maintain effective control over all loaned securities and therefore, continued to report such securities as fixed maturities in the Consolidated Balance Sheets.

     Cash and non-cash collateral, such as a security, received by us on securities lending transactions is reflected in other invested assets with an offsetting liability recognized in other liabilities for the obligation to return the collateral. The fair value of collateral held and included in other invested assets was $367.3 million and $634.1 million at December 31, 2005 and 2004, respectively. We had non-cash collateral of $6.9 million and $10.6 million at December 31, 2005 and 2004, respectively.

     (i) Commercial Mortgage Loans

     Commercial mortgage loans are stated at principal amounts outstanding, net of deferred expenses and allowance for loan losses. Interest on loans is recognized on an accrual basis at the applicable interest rate on the principal amount outstanding. Loan origination fees and direct costs as well as premiums and discounts are amortized as level yield adjustments over the respective loan terms. Unamortized net fees or costs are recognized upon early repayment of the loans. Loan commitment fees are generally deferred and amortized on an effective yield basis over the term of the loan. Impaired loans are generally carried on a non-accrual status. Loans are ordinarily placed on non-accrual status when, in management's opinion, the collection of principal or interest is unlikely, or when the collection of principal or interest is 90 days or more past due.

     The allowance for loan losses is maintained at a level that management determines is adequate to absorb estimated probable incurred losses in the loan portfolio. Management's evaluation process to determine the adequacy of the allowance utilizes an analytical model based on historical loss experience, adjusted for current events, trends and economic conditions. The actual amounts realized could differ in the near term from the amounts assumed in arriving at the allowance for loan losses reported in the consolidated financial statements.

     All losses of principal are charged to the allowance for loan losses in the period in which the loan is deemed to be uncollectible. Additions and reductions are made to the allowance through periodic provisions or benefits to net investment income.

     (j) Other Invested Assets

     Investments in limited partnerships are generally accounted for under the equity method of accounting. Other long-term investments are stated generally at amortized cost.

      (k) Cash and Cash Equivalents
      Certificates of deposit, money market funds and other time deposits with original maturities of less than 90 days are considered cash equivalents in the Consolidated Balance Sheets and Consolidated Statements of Cash Flows. Items with maturities greater than 90 days but less than one year at the time of acquisition are included in short-term investments.

     (l) Deferred Acquisition Costs ("DAC")

     Acquisition costs include costs which vary with and are primarily related to the acquisition of insurance and investment contracts. Such costs are deferred and amortized as follows:

     SHORT-DURATION CONTRACTS. Acquisition costs consist primarily of commissions and premium taxes and are amortized ratably over the terms of the underlying policies.

     LONG-DURATION CONTRACTS. Acquisition costs include commissions in excess of ultimate renewal commissions, solicitation and printing costs, sales material and some support costs, such as underwriting and contract and policy issuance expenses. Amortization for traditional long-duration insurance products is determined as a level proportion of premium based on commonly accepted actuarial methods and reasonable assumptions regarding mortality, morbidity, lapse rates, expenses and future yield on related investments established when the contract or policy is issued. Amortization for annuity contracts without significant mortality risk and investment and universal life products is based on estimated gross profits and is adjusted as those estimates are revised.

     We regularly review all of these assumptions and periodically test DAC for recoverability. For short-duration products, if the benefit reserve plus anticipated future premiums and interest income for a line of business are less than the current estimate of future benefits and expenses (including any unamortized DAC), a charge to income is recorded for additional DAC amortization or for increased benefit reserves. For long-duration products, if the current present value of estimated future gross profits is less than the unamortized DAC for a line of business, a charge to income is recorded for additional DAC amortization. For the years ending December 31, 2005, 2004 and 2003, there were no charges to income recorded as a result our DAC recoverability testing.

     (m) Intangible Assets

     PRESENT VALUE OF FUTURE PROFITS ("PVFP"). In conjunction with the acquisition of a block of insurance policies or investment contracts, a portion of the purchase price is assigned to the right to receive future gross profits arising from existing insurance and investment contracts. PVFP represents the actuarially estimated present value of future cash flows from the acquired policies. PVFP is amortized, net of accreted interest, in a manner similar to the amortization of DAC.

     We regularly review all of these assumptions and periodically test PVFP for recoverability. For short-duration products, if the benefit reserve plus anticipated future premiums and interest income for a line of business are less than the current estimate of future benefits and expenses (including any unamortized PVFP), a charge to income is recorded for additional PVFP amortization or for increased benefit reserves. For long-duration products, if the current present value of estimated future gross profits is less than the unamortized PVFP for a line of business, a charge to income is recorded for additional PVFP amortization. For the years ending December 31, 2005, 2004 and 2003, no charges were recorded as a result of our PVFP recoverability testing.

     OTHER INTANGIBLE ASSETS. We amortize the costs of other intangibles over their estimated useful lives unless such lives are deemed indefinite. Amortizable intangible assets are tested for impairment at least annually based on undiscounted cash flows, which requires the use of estimates and judgment, and, if impaired, written down to fair value based on either discounted cash flows or appraised values. Intangible assets with indefinite lives are tested at least annually for impairment and written down to fair value as required.

     SOFTWARE. Purchased software and certain application development costs related to internally developed software are capitalized, above de minimus thresholds. When the software is ready for its intended use, the amounts capitalized are amortized over the expected useful life, not to exceed 5 years.

     (n) Goodwill

     Goodwill is not amortized but is tested for impairment at least annually using a fair value approach, which requires the use of estimates and judgment, at the "reporting unit" level. A reporting unit is the operating segment, or a business one level below the operating segment (the "component" level) if discrete financial information is prepared and regularly reviewed by management at the component level. We recognize an impairment charge for any amount by which the carrying amount of a reporting unit's goodwill exceeds its fair value. We use discounted cash flows to establish fair values. When available and as appropriate, we use comparative market multiples to corroborate discounted cash flow results. For the periods ending December 31, 2005 and 2004, no charges were recorded as a result of our goodwill impairment testing. For the period ending December 31, 2003, an impairment charge of $79.8 million was recorded to amortization expense. See note 4 for further details of this impairment charge.

     (o) Reinsurance

     Premium revenue, benefits, acquisition and operating expenses are reported net of the amounts relating to reinsurance ceded to other companies. Amounts due from reinsurers for incurred and estimated future claims are reflected in the reinsurance recoverable asset. The cost of reinsurance is accounted for over the terms of the related treaties using assumptions consistent with those used to account for the underlying reinsured policies.

     (p) Future Annuity and Contract Benefits

     Future annuity and contract benefits consist of the liability for investment contracts, insurance contracts and accident and health contracts. Investment contract liabilities are generally equal to the policyholder's current account value. The liability for life insurance and accident and health contracts is calculated based upon actuarial assumptions as to mortality, morbidity, interest, expense and withdrawals, with experience adjustments for adverse deviation where appropriate.

     (q) Liability for Policy and Contract Claims

     The liability for policy and contract claims represents the amount needed to provide for the estimated ultimate cost of settling claims relating to insured events that have occurred on or before the end of the respective reporting period. The estimated liability includes requirements for future payments of (a) claims that have been reported to the insurer, (b) claims related to insured events that have occurred but that have not been reported to the insurer as of the date the liability is estimated, and (c) claim adjustment expenses. Claim adjustment expenses include costs incurred in the claim settlement process such as legal fees and costs to record, process, and adjust claims.

     Management considers the liability for policy and contract claims provided to be satisfactory to cover the losses that have occurred. Management monitors actual experience, and where circumstances warrant, will revise its assumptions. The methods of determining such estimates and establishing the reserves are reviewed continuously and any adjustments are reflected in operations in the period in which they become known. Future developments may result in losses and loss expenses greater or less than the liability for policy and contract claims provided.

     (r) Income Taxes

     For periods prior to 2004, we filed a consolidated life insurance federal income tax return with our parent, GLIC, and its other life insurance affiliates. We are subject to a tax-sharing agreement, as approved by state insurance regulators, which allocate taxes on a separate company basis but provided benefit for current utilization of losses and credits. Intercompany balances were settled at least annually.

     For the period beginning January 1, 2004, and ending on the date of the transfer of our outstanding capital stock to Genworth, we were included in the consolidated federal income tax return of GE. During this period, we are subject to a tax-sharing arrangement that allocates tax on a separate company basis, but provided benefit for current utilization of losses and credits. Intercompany balances were settled at least annually.

     Subsequent to the transfer of our outstanding capital stock to Genworth, we file a consolidated life insurance federal income tax return with our parent, GLIC, and its other life insurance affiliates. We are subject to a separate tax-sharing agreement, as approved by state insurance regulators, which allocates taxes on a separate company basis but provides benefit for current utilization of losses and credits. Intercompany balances are settled at least annually.

     Deferred federal taxes are provided for temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at the enacted tax rates expected to be in effect when taxes are actually paid or recovered.

     In 2000, we entered into an assumption agreement with GNA Corporation, our indirect parent company, whereby GNA Corporation agreed to assume responsibility for establishing reserves for tax contingencies (that will not give rise to future reversals) on our behalf. Under the assumption agreement, GNA Corporation assumed all existing tax contingency reserves from us and has established all required tax contingency reserves on our tax risks as necessary. These contingencies are considered an expense of the Company and are included in the tax expense as incurred. The Company recognizes the corresponding amount as a change in additional paid-in capital since the liability for the contingency is assumed by GNA Corporation.

     (s) Accounting Changes

     On January 1, 2004, we adopted the American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 03-1, ACCOUNTING AND REPORTING BY INSURANCE ENTERPRISES FOR CERTAIN NONTRADITIONAL LONG-DURATION CONTRACTS AND FOR SEPARATE ACCOUNTS. SOP 03-1 provides guidance on separate account presentation and valuation, accounting for sales inducements to contractholders and classification and valuation of long-duration contract liabilities. The cumulative effect of change in accounting principle related to adopting SOP 03-1 was an $0.8 million reduction in income, net of taxes, for the change in reserves, less additional amortization of deferred acquisition costs, on universal life contracts with secondary guarantees.

     (t) Accounting Pronouncements Not Yet Adopted

     As of January 1, 2006, we adopted Statement of Financial Accounting Standards ("SFAS") No. 155, ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS. SFAS No. 155 amends SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, and SFAS No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to bifurcate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis. In addition, among other changes, SFAS No. 155
(i) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; (ii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (iii) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and (iv) eliminates the prohibition on a qualifying special-purpose entity ("QSPE") from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial interest. Adoption of SFAS No. 155 did not have a material impact on our consolidated financial statements.

     In September 2005, the AICPA issued SOP 05-1, ACCOUNTING BY INSURANCE ENTERPRISES FOR DEFERRED ACQUISITION COSTS IN CONNECTION WITH MODIFICATIONS OR EXCHANGES OF INSURANCE CONTRACTS. This statement provides guidance on accounting for deferred acquisition costs and other balances on an internal replacement, defined broadly as a modification in product benefits, features, rights or coverages that occurs by the exchange of an existing contract for a new contract, or by amendment, endorsement, or rider to an existing contract, or by the election of a benefit, feature, right, or coverage within an existing contract. SOP 05-1 is effective for internal replacements occurring in fiscal years beginning after December 15, 2006. The insurance industry has identified several implementation issues during their evaluation of SOP 05-1. An expert panel has been formed by the AICPA to evaluate certain of these interpretive issues that insurance companies are facing in their implementation. Due to the nature of the interpretative issues being reviewed by the expert panel, we continue to evaluate the impact of the SOP 05-1. Based on our current interpretation, we do not expect the adoption of this standard to have a material impact on our consolidated results of operations and financial postiton. Depending upon the outcome of the evaluation of the interpretive issues by the expert panel, our current interpretation could change.

     In July 2006, Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 48, ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES was issued. This guidance clarifies what criteria must be met prior to recognition of the financial statement benefit of a position taken in a tax return. Additionally, it applies to the recognition and measurement of income tax uncertainties resulting from a purchase business combination. This guidance is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact FIN No. 48 will have on our consolidated results of operations and financial position.

     In September 2006, FASB issued SFAS No. 157, FAIR VALUE MEASUREMENTS. This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective prospectively with a limited form of retrospective application for fiscal years beginning after November 15, 2007 with early adoption encouraged. We are currently evaluating the impact that SFAS No. 157 will have on our consolidated results of operations and financial position.

(2) INVESTMENTS

     (a) Net Investment Income

     For the years ended December 31, the sources of our investment income were as follows:

     (AMOUNTS IN MILLIONS)                                                 2005         2004        2003
     -----------------------------------------------------------------   ---------    ---------   ---------
     Fixed maturities                                                    $   467.6    $   439.1   $   971.6
     Commercial mortgage loans                                                96.8         83.3        84.0
     Equity securities                                                         0.7          1.6         4.8
     Other investments                                                        31.8          8.9         5.2
     Policy loans                                                             19.3         18.5        18.3
                                                                         ---------    ---------   ---------
          Gross investment income before expenses and fees                   616.2        551.4     1,083.9
     Expenses and fees                                                        (9.3)        (8.3)      (15.0)
                                                                         ---------    ---------   ---------
          Net investment income                                          $   606.9    $   543.1   $ 1,068.9
                                                                         =========    =========   =========

     (b) Net Investment Gains (Losses)

     For the years ended December 31, net investment gains (losses) were as follows:

     (AMOUNTS IN MILLIONS)                                                 2005         2004        2003
     -----------------------------------------------------------------   ---------    ---------   ---------
     Available-for-sale securities:
          Realized gains on sale                                         $    21.7    $    19.4   $   122.2
          Realized losses on sale                                            (11.2)       (11.9)      (53.5)
          Impairments                                                        (15.7)        (5.6)      (45.2)
                                                                         ---------    ---------   ---------
     Net investments gains (losses)                                      $    (5.2)   $     1.9   $    23.5
                                                                         =========    =========   =========

     Proceeds of securities sold at a loss during the years ended December 31, 2005, 2004, and 2003 were $485.6 million, $104.7 million and $330.3 million, respectively, which was approximately 98.1%, 89.0% and 85.3% of book value, respectively. Total proceeds of securities sold during the years ended December 31, 2005, 2004 and 2003 were $1,030.8 million, $486.5 million and $2,204.5 million, respectively.

     (c) Unrealized Gains and Losses

     Net unrealized gains and losses on investment securities and other invested assets classified as available-for-sale are reduced by deferred income taxes and adjustments to PVFP and DAC that would have resulted had such gains and losses been realized. Net unrealized gains and losses on available-for-sale investment securities reflected as a separate component of accumulated other comprehensive income as of December 31, are summarized as follows:

(AMOUNTS IN MILLIONS)                                                      2005         2004         2003
----------------------------------------------------------------------   ---------    ---------    ---------
Net unrealized gains (losses) on available-for-sale investment securities:
     Fixed maturities                                                    $   152.2    $   261.4    $   839.7
     Equity securities                                                         0.5          0.7          7.9
     Other investments                                                          --           --          8.4
     Restricted other invested assets                                         (2.2)          --           --
                                                                         ---------    ---------    ---------
          Subtotal                                                           150.5        262.1        856.0
                                                                         ---------    ---------    ---------
Adjustments to the present value of future profits and deferred
  acquisitions costs                                                         (40.6)       (63.7)       (39.7)
Deferred income taxes, net                                                   (38.3)       (69.5)      (281.7)
                                                                         ---------    ---------    ---------
          Net unrealized gains (losses) on available-for-sale
            investment securities                                        $    71.6    $   128.9    $   534.6
                                                                         =========    =========    =========

     The change in the net unrealized gains (losses) on available-for-sale investment securities reported in accumulated other comprehensive income for the years ended December 31, is as follows:

(AMOUNTS IN MILLIONS)                                                      2005         2004         2003
----------------------------------------------------------------------   ---------    ---------    ---------
Net unrealized gains (losses) on investment securities as of January 1   $   128.9    $   534.6    $   202.3
                                                                         ---------    ---------    ---------
Unrealized gains (losses) on investment arising during the period:
     Unrealized gains (losses) on investment securities                     (115.0)        31.5        529.3
     Adjustment to deferred acquisition costs                                 (0.8)        (4.4)         5.3
     Adjustment to present value of future profits                            23.9        (19.6)       (26.4)
     Provision for deferred income taxes                                      31.2         (6.3)      (160.6)
                                                                         ---------    ---------    ---------
          Changes in unrealized gains (losses) on investment
            securities                                                       (60.7)         1.2        347.6
Unrealized gains associated with securities transferred in connection
  with reinsurance transactions with UFLIC - see note 5                         --       (405.7)          --
Reclassification adjustments to net investment (gains) losses net of
  deferred taxes of $(1.8), $0.7 and $8.2                                      3.4         (1.2)       (15.3)
                                                                         ---------    ---------    ---------
Net unrealized gains (losses) on investment securities as of
  December 31                                                            $    71.6    $   128.9    $   534.6
                                                                         =========    =========    =========

     (d) Fixed Maturities and Equity Securities

     As of December 31, 2005 and 2004, the amortized cost, gross unrealized gains and losses and fair value of our fixed maturities and equity securities classified as available-for-sale were as follows:

                                                                                        GROSS        GROSS
2005                                                                     AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
(AMOUNTS IN MILLIONS)                                                       COST        GAINS        LOSSES      FAIR VALUE
----------------------------------------------------------------------   ----------   ----------   ----------    ----------
Fixed maturities:
U.S. government and agencies                                             $    172.6   $     15.6   $     (0.2)   $    188.0
Non-U.S. government                                                           139.3         11.1         (0.3)        150.1
U.S. corporate                                                              4,313.1        167.1        (37.4)      4,442.8
Non-U.S. corporate                                                            835.6         19.6        (11.6)        843.6
Mortgage and asset-backed                                                   2,687.4         13.7        (25.4)      2,675.7
                                                                         ----------   ----------   ----------    ----------
     Total fixed maturities                                                 8,148.0        227.1        (74.9)      8,300.2
Equity securities                                                               9.3          1.2         (0.7)          9.8
                                                                         ----------   ----------   ----------    ----------
Total available-for-sale securities                                      $  8,157.3   $    228.3   $    (75.6)   $  8,310.0
                                                                         ==========   ==========   ==========    ==========

                                                                                        GROSS        GROSS
2004                                                                     AMORTIZED    UNREALIZED   UNREALIZED    ESTIMATED
(AMOUNTS IN MILLIONS)                                                       COST        GAINS        LOSSES      FAIR VALUE
----------------------------------------------------------------------   ----------   ----------   ----------    ----------
Fixed maturities:
U.S. government and agencies                                             $    195.2   $     10.8   $       --    $    206.0
Non-U.S. government                                                           143.2          9.9         (0.1)        153.0
U.S. corporate                                                              4,240.1        229.0        (32.2)      4,436.9
Non-U.S. corporate                                                            759.9         23.8         (2.9)        780.8
Mortgage and asset-backed                                                   2,129.5         30.6         (7.5)      2,152.6
                                                                         ----------   ----------   ----------    ----------
     Total fixed maturities                                                 7,467.9        304.1        (42.7)      7,729.3
Equity securities                                                               9.7          1.5         (0.8)         10.4
                                                                         ----------   ----------   ----------    ----------
Total available-for-sale securities                                      $  7,477.6   $    305.6   $    (43.5)   $  7,739.7
                                                                         ==========   ==========   ==========    ==========

     For fixed maturity securities, we recognize an impairment charge to income in the period in which we determine that we do not expect to either collect or recover principal and interest in accordance with the contractual terms of the instruments or based on underlying collateral values and considering events such as payment default, bankruptcy or disclosure of fraud. For equity securities, we recognize an impairment charge in the period in which we determine that the security will not recover to book value within a reasonable period. We determine what constitutes a reasonable period on a security-by-security basis based upon consideration of all the evidence available to us, including the magnitude of an unrealized loss and its duration. In any event, this period does not exceed 18 months for common equity securities. We measure impairment charges based on the difference between the book value of the security and its fair value.

     The following table presents the gross unrealized losses and estimated fair values of our investment securities, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2005:

                                                   LESS THAN 12 MONTHS                            12 MONTHS OR MORE
                                       --------------------------------------------  --------------------------------------------
                                                         GROSS                                         GROSS
                                       ESTIMATED FAIR  UNREALIZED                    ESTIMATED FAIR  UNREALIZED
(DOLLAR AMOUNTS IN MILLIONS)               VALUE         LOSSES     # OF SECURITIES       VALUE        LOSSES     # OF SECURITIES
-------------------------------------  --------------  ----------   ---------------  --------------  ----------   ---------------
DESCRIPTION OF SECURITIES
Fixed maturities:
     U.S. government and agencies      $         24.6  $     (0.2)                9  $           --  $       --                --
     Government--non U.S.                        17.1        (0.2)               15             3.4        (0.1)                4
     U.S. corporate                           1,152.4       (28.6)              264           167.8        (8.8                51
     Corporate--non U.S.                        249.1        (7.4)               63            97.0        (4.2)               12
     Asset backed                               680.2        (4.3)               84            10.9        (0.2)                7
     Mortgage backed                            858.2       (18.2)              149            98.4        (2.7)               45
                                       --------------  ----------   ---------------  --------------  ----------   ---------------
Subtotal, fixed maturities                    2,981.6       (58.9)              584           377.5       (16.0)              119
Equity securities                                 0.1          --                 4             2.0        (0.7)               14
                                       --------------  ----------   ---------------  --------------  ----------   ---------------
Total temporarily impaired securities  $      2,981.7  $    (58.9)              588  $        379.5  $    (16.7)              133
                                       ==============  ==========   ===============  ==============  ==========   ===============
% Below cost--fixed maturities:
     LESS THAN20% Below cost           $      2,969.9  $    (54.8)              580  $        372.9  $    (13.7)              113
     20-50% Below cost                           11.7        (4.1)                4             4.6        (2.3)                6
     GREATER THAN50% Below cost                    --          --                --              --          --                --
                                       --------------  ----------   ---------------  --------------  ----------   ---------------
     Total fixed maturities                   2,981.6       (58.9)              584           377.5       (16.0)              119
                                       --------------  ----------   ---------------  --------------  ----------   ---------------
% Below cost--equity securities:
     LESS THAN20% Below cost                      0.1          --                 1             1.4        (0.3)                5
     20-50% Below cost                             --          --                 1             0.6        (0.2)                7
     GREATER THAN50% Below cost                    --          --                 2              --        (0.2)                2
                                       --------------  ----------   ---------------  --------------  ----------   ---------------
     Total equity securities                      0.1          --                 4             2.0        (0.7)               14
                                       --------------  ----------   ---------------  --------------  ----------   ---------------
Total temporarily impaired securities  $      2,981.7  $    (58.9)              588  $        379.5  $    (16.7)              133
                                       ==============  ==========   ===============  ==============  ==========   ===============
Investment grade                       $      2,843.5  $    (51.6)              528  $        340.9  $    (12.3)               94
Below investment grade                          138.1        (7.3)               56            37.2        (3.8)               27
Not Rated - fixed maturities                       --          --                --              --          --                --
Not Rated - equities                              0.1          --                 4             1.4        (0.6)               12
                                       --------------  ----------   ---------------  --------------  ----------   ---------------
Total temporarily impaired securities  $      2,981.7  $    (58.9)              588  $        379.5  $    (16.7)              133
                                       ==============  ==========   ===============  ==============  ==========   ===============

     The investment securities in an unrealized loss position as of December 31, 2005 consist of 721 securities accounting for unrealized losses of $75.6 million. Of these unrealized losses, 84.5% are investment grade (rated AAA through BBB-) and 91.0% is less than 20% below cost. The amount of the unrealized loss on these securities is primarily attributable to increases in interest rates and changes in credit spreads.

     For the investment securities in an unrealized loss position for twelve months or more as of December 31, 2005, 15 securities are 20% or more below cost, including 8 securities, which were also below investment grade (rated BB+ and below). The 8 securities accounted for unrealized losses of $2.2 million. These securities consist of two issuers in the airline industry and one issuer in the automotive industry and are current on all terms. All airline securities are collateralized by commercial jet aircraft associated with several domestic airlines. We believe these airline security holdings are in a temporary loss position as a result of ongoing negative market reaction to difficulties in the commercial airline industry. The unrealized loss on the automotive investments was primarily caused by legacy issues and declines in market share. The automotive issuer continues to maintain significant liquidity relative to their maturities and we expect to collect full principal and interest.

     As of December 31, 2005, we expected these investments to continue to perform in accordance with their original contractual terms and we have the ability and intent to hold these investment securities until the recovery of the fair value up to the cost of the investment, which may be maturity. Accordingly, we do not consider these investments to be other-than-temporarily impaired at December 31, 2005. However, from time to time, we sell securities in the ordinary course of managing our portfolio to meet diversification, credit quality, yield enhancement, asset-liability management and liquidity requirements.

     The following table presents the gross unrealized losses and estimated fair values of our investment securities, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2004:

                                                   LESS THAN 12 MONTHS                            12 MONTHS OR MORE
                                       --------------------------------------------  --------------------------------------------
                                                         GROSS                                         GROSS
                                       ESTIMATED FAIR  UNREALIZED                    ESTIMATED FAIR  UNREALIZED
(DOLLAR AMOUNTS IN MILLIONS)               VALUE         LOSSES     # OF SECURITIES       VALUE        LOSSES     # OF SECURITIES
-------------------------------------  --------------  ----------   ---------------  --------------  ----------   ---------------
DESCRIPTION OF SECURITIES
Fixed maturities:
     U.S. government and agencies      $         27.1  $       --                 3  $           --  $       --                --
     Government--non U.S.                         9.2        (0.1)                9              --          --                --
     U.S. corporate                             526.3        (9.1)              138           144.4       (23.0)               54
     Corporate--non U.S.                        161.4        (2.5)               29             9.5        (0.5)                3
     Asset backed                               204.2        (0.3)               49              --          --                --
     Mortgage backed                            450.9        (4.7)               99            49.0        (2.5)               23
                                       --------------  ----------   ---------------  --------------  ----------   ---------------
Subtotal, fixed maturities                    1,379.1       (16.7)              327           202.9       (26.0)               80
Equity securities                                 1.2        (0.1)                2             1.9        (0.7)               14
                                       --------------  ----------   ---------------  --------------  ----------   ---------------
Total temporarily impaired securities  $      1,380.3  $    (16.8)              329  $        204.8  $    (26.7)               94
                                       ==============  ==========   ===============  ==============  ==========   ===============
% Below cost--fixed maturities:
     LESS THAN20% Below cost           $      1,375.5  $    (15.8)              325  $        172.0  $     (9.3)               66
     20-50% Below cost                            3.6        (0.9)                2            28.6       (12.5)               12
     GREATER THAN50% Below cost                    --          --                --             2.3        (4.2)                2
                                       --------------  ----------   ---------------  --------------  ----------   ---------------
     Total fixed maturities                   1,379.1       (16.7)              327           202.9       (26.0)               80
                                       --------------  ----------   ---------------  --------------  ----------   ---------------
% Below cost--equity securities:
     LESS THAN20% Below cost                      1.2        (0.1)                2             0.7        (0.1)                3
     20-50% Below cost                             --          --                --             1.2        (0.4)                9
     GREATER THAN50% Below cost                    --          --                --              --        (0.2)                2
                                       --------------  ----------   ---------------  --------------  ----------   ---------------
     Total equity securities                      1.2        (0.1)                2             1.9        (0.7)               14
                                       --------------  ----------   ---------------  --------------  ----------   ---------------
Total temporarily impaired securities  $      1,380.3  $    (16.8)              329  $        204.8  $    (26.7)               94
                                       ==============  ==========   ===============  ==============  ==========   ===============
Investment grade                       $      1,327.3  $    (13.8)              286  $        125.0  $    (13.2)               44
Below investment grade                           51.8        (2.9)               41            78.6       (13.0)               38
Not Rated - fixed maturities                       --          --                --              --          --                --
Not Rated - equities                              1.2        (0.1)                2             1.2        (0.5)               12
                                       --------------  ----------   ---------------  --------------  ----------   ---------------
Total temporarily impaired securities  $      1,380.3  $    (16.8)              329  $        204.8  $    (26.7)               94
                                       ==============  ==========   ===============  ==============  ==========   ===============

     The scheduled maturity distribution of fixed maturities at December 31, 2005 follows. Actual maturities may differ from contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                      ESTIMATED
          (AMOUNTS IN MILLIONS)                                     AMORTIZED COST    FAIR VALUE
          ------------------------------------------------------    ---------------   ----------
          Due in one year or less                                   $          86.4   $     87.3
          Due after one year through five years                               738.2        758.4
          Due after five years through ten years                            1,820.8      1,851.4
          Due after ten years                                               2,815.2      2,927.4
                                                                    ---------------   ----------
               Subtotal                                                     5,460.6      5,624.5
          Mortgage and asset-backed                                         2,687.4      2,675.7
                                                                    ---------------   ----------
               Total fixed maturities                               $       8,148.0   $  8,300.2
                                                                    ===============   ==========

     As of December 31, 2005, $824.9 million of our investments (excluding mortgage and asset-backed securities) were subject to certain call provisions.

     As of December 31, 2005, securities issued by utilities and energy, finance and insurance and consumer non-cyclical industry groups represented approximately 25.8%, 25.1% and 14.0% of our domestic and foreign corporate fixed maturities portfolio, respectively. No other industry group comprises more than 10% of our investment portfolio. This portfolio is widely diversified among various geographic regions in the U.S. and internationally, and is not dependent on the economic stability of one particular region.

     As of December 31, 2005, we did not hold any fixed maturities, which individually exceeded 10% of stockholder's equity.

     As required by law, we have amounts invested, with governmental authorities and banks for the protection of policyholders, of $12.6 million and $23.4 million as of December 31, 2005 and 2004, respectively.

     (e) Commercial Mortgage Loans

     Our mortgage loans are collateralized by commercial properties, including multifamily residential buildings. The carrying value of commercial mortgage loans is stated at original cost net of prepayments, amortization and allowance for loan losses.

     We diversify our commercial mortgage loans by both property type and geographic region. The following table sets forth the distribution across property type and geographic region for commercial mortgage loans as of the dates indicated:

                                                                                DECEMBER 31,
                                                     ------------------------------------------------------------------
                                                                  2005                               2004
PROPERTY TYPE                                        -------------------------------    -------------------------------
(AMOUNTS IN MILLIONS)                                CARRYING VALUE     % OF TOTAL      CARRYING VALUE     % OF TOTAL
-------------------------------------------------    --------------   --------------    --------------   --------------
Office                                               $        449.2             27.4%   $        392.9             29.1%
Industrial                                                    531.1             32.4             462.8             34.2
Retail                                                        439.0             26.8             327.7             24.3
Apartments                                                    176.4             10.8             142.7             10.6
Hotel                                                          20.1              1.2              10.0              0.7
Mixed use/other                                                22.3              1.4              14.5              1.1
                                                     --------------   --------------    --------------   --------------
Total                                                $      1,638.1            100.0%   $      1,350.6            100.0%
                                                     ==============   ==============    ==============   ==============

                                                                                DECEMBER 31,
                                                     ------------------------------------------------------------------
                                                                  2005                               2004
PROPERTY TYPE                                        -------------------------------    -------------------------------
(AMOUNTS IN MILLIONS)                                CARRYING VALUE     % OF TOTAL      CARRYING VALUE     % OF TOTAL
-------------------------------------------------    --------------   --------------    --------------   --------------
Pacific                                              $        478.8             29.2%   $        399.1             29.6%
South Atlantic                                                438.7             26.8             350.3             25.9
Middle Atlantic                                               239.2             14.6             206.2             15.3
East North Central                                            133.8              8.2             127.3              9.4
Mountain                                                       83.3              5.1              81.0              6.0
West South Central                                             48.8              3.0              38.1              2.8
West North Central                                             96.9              5.9              71.5              5.3
East South Central                                             93.0              5.7              69.0              5.1
New England                                                    25.6              1.5               8.1              0.6
                                                     --------------   --------------    --------------   --------------
Total                                                $      1,638.1            100.0%   $      1,350.6            100.0%
                                                     ==============   ==============    ==============   ==============

     For the years ended December 31, 2005 and 2004, respectively, we originated $93.0 million and $99.7 million of mortgages secured by real estate in California, which represents 19.1% and 36.8% of our total originations for those years.

     "Impaired" loans are defined under U.S. GAAP as loans for which it is probable that the lender will be unable to collect all amounts due according to the original contractual terms of the loan agreement. That definition excludes, among other things, leases or large groups of smaller-balance homogenous loans. We did not have any impaired loans as of December 31, 2005 and 2004.

     The following table presents the activity in the allowance for losses during the years ended December 31:

     (AMOUNTS IN MILLIONS)                                                           2005      2004      2003
     --------------------------------------------------------------------------     ------    ------    ------
     Balance as of January 1                                                        $  5.5    $  5.4    $  4.1
     Provision                                                                         2.3       1.5       2.7
     Amounts written off and reductions, net of recoveries                            (1.1)     (1.4)     (1.4)
                                                                                    ------    ------    ------
     Balance as of December 31                                                      $  6.7    $  5.5    $  5.4
                                                                                    ======    ======    ======

     We did not have any non-income producing mortgage loans as of December 31, 2005 and 2004.

     (f) Other Invested Assets

     The following table sets forth the carrying values of our other invested assets as of the dates indicated:

                                                                                DECEMBER 31,
                                                     ------------------------------------------------------------------
                                                                  2005                               2004
                                                     -------------------------------    -------------------------------
(AMOUNTS IN MILLIONS)                                CARRYING VALUE     % OF TOTAL      CARRYING VALUE     % OF TOTAL
-------------------------------------------------    --------------   --------------    --------------   --------------
Securities lending                                   $        374.2             65.0%   $        634.1             90.1%
Restricted other invested assets                              151.6             26.3                --               --
Limited partnerships                                           50.0              8.7              69.7              9.9
Other investments                                               0.2               --               0.2               --
                                                     --------------   --------------    --------------   --------------
Total                                                $        576.0            100.0%   $        704.0            100.0%
                                                     ==============   ==============    ==============   ==============

     RESTRICTED OTHER INVESTED ASSETS

     On August 19, 2005, we transferred approximately $154.4 million of investment securities to an affiliated special purpose entity ("SPE"), whose sole purpose is to securitize these investment securities and issue secured notes (the "Secured Notes") to various affiliated companies. The securitized investments are owned in their entirety by the SPE and are not available to satisfy the claims of our creditors. However, we are entitled to principal and interest payments made on the Secured Notes we hold. Under U.S. GAAP, the transaction is accounted for as a secured borrowing. Accordingly, the Secured Notes are included within our consolidated financial statements as available-for-sale fixed maturities and the liability equal to the proceeds received upon transfer has been included in other liabilities. Additionally, the investment securities transferred are included in other invested assets and are shown as restricted assets.

     As of December 31, 2005, the amortized cost, gross unrealized gains and losses, and estimated fair value of our restricted other invested assets are as follows:

                                                          GROSS         GROSS
                                         AMORTIZED     UNREALIZED     UNREALIZED      ESTIMATED
(AMOUNTS IN MILLIONS)                      COST           GAINS          LOSSES       FAIR VALUE
-------------------------------------   ----------     ----------     ----------      ----------
Fixed maturities:
Foreign other                           $    121.6     $      0.7     $     (2.5)     $    119.8
U.S. corporate                                32.2            0.2           (0.6)           31.8
                                        ----------     ----------     ----------      ----------
Total restricted securities             $    153.8     $      0.9     $     (3.1)     $    151.6
                                        ==========     ==========     ==========      ==========

     The scheduled maturity distribution of the restricted fixed maturity portfolio at December 31, 2005 follows. Expected maturities may differ from scheduled contractual maturities because issuers of securities may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             AMORTIZED      ESTIMATED
          (AMOUNTS IN MILLIONS)                                COST        FAIR VALUE
          ---------------------------------------------    ------------   ------------
          Due in one year or less                          $        3.0   $        3.0
          Due after one year through five years                    39.5           38.5
          Due after five years through ten years                   83.5           82.8
          Due after ten years                                      27.8           27.3
                                                           ------------   ------------
                Total restricted fixed maturities          $      153.8   $      151.6
                                                           ============   ============

     As of December 31, 2005, $31.9 million of our restricted other invested assets were subject to certain call provisions.

     As of December 31, 2005, we did not hold any restricted fixed maturity securities, which individually exceeded 10% of stockholder's equity.

(3) DEFERRED ACQUISITION COSTS

     Activity impacting deferred acquisition costs for the years ended December 31, is as follows:

     (AMOUNTS IN MILLIONS)                                                   2005          2004          2003
     -----------------------------------------------------------------    ----------    ----------    ----------
     Unamortized balance as of January 1                                  $  1,578.6    $  1,433.4    $  1,261.6
     Cost deferred                                                             288.6         246.6         246.6
     Amortization, net                                                         (26.1)        (53.9)        (74.8)
     Transfers due to reinsurance transactions - see note 5                       --         (47.5)           --
                                                                          ----------    ----------    ----------
           Unamortized balance as of December 31                             1,841.1       1,578.6       1,433.4
     Cumulative effect of net unrealized investment gains (losses)             (12.6)        (11.8)         (7.4)
                                                                          ----------    ----------    ----------
           Balance as of December 31                                      $  1,828.5    $  1,566.8    $  1,426.0
                                                                          ==========    ==========    ==========

(4) INTANGIBLE ASSETS AND GOODWILL

     As of December 31, 2005 and 2004, the gross carrying amount and accumulated amortization of intangibles, net of interest accretion, subject to amortization are as follows:

                                                               2005                           2004
                                                   ---------------------------    ---------------------------
                                                      GROSS                          GROSS
                                                     CARRYING      ACCUMULATED      CARRYING      ACCUMULATED
(AMOUNTS IN MILLIONS)                                 AMOUNT      AMORTIZATION       AMOUNT      AMORTIZATION
------------------------------------------------   ------------   ------------    ------------   ------------
Present value of future profits ("PVFP")           $      537.5   $     (113.0)   $      513.6   $      (71.6)
Capitalized software and other                             61.7          (54.7)           60.2          (51.2)
                                                   ------------   ------------    ------------   ------------
Total                                              $      599.2   $     (167.7)   $      573.8   $     (122.8)
                                                   ============   ============    ============   ============

     Amortization expense, net of interest accretion, related to intangible assets for the years ended December 31, 2005, 2004, and 2003 was $50.3 million, $51.0 million and $60.9 million, respectively.

     (a) Present Value of Future Profits

     The method used by us to value PVFP in connection with acquisitions of life insurance entities is summarized as follows: (1) identify the future gross profits attributable to certain lines of business, (2) identify the risks inherent in realizing those gross profits and (3) discount those gross profits at the rate of return that we must earn in order to accept the inherent risks.

     The following table presents the activity in PVFP for the years ended December 31:

(AMOUNTS IN MILLIONS)                                                      2005          2004          2003
---------------------------------------------------------------------   ----------    ----------    ----------
Unamortized balance as of January 1                                     $    493.9    $    704.2    $    754.6
Interest accreted at 6.1%, 6.2% and 5.4%, respectively                        28.7          37.0          39.3
Amortization                                                                 (70.1)        (71.6)        (89.7)
Amounts transferred in connection with GLIC recapture - see note 5              --        (175.7)           --
                                                                        ----------    ----------    ----------
    Unamortized balance as of December 31                                    452.5         493.9         704.2
Accumulated effect of net unrealized investment gains (losses)               (28.0)        (51.9)        (32.3)
                                                                        ----------    ----------    ----------
    Balance as of December 31                                           $    424.5    $    442.0    $    671.9
                                                                        ==========    ==========    ==========

     The estimated percentage of the December 31, 2005 PVFP balance net of interest accretion, before the effect of unrealized investment gains or losses, to be amortized over each of the next five years is as follows:

         2006                      8.6%
         2007                      8.0%
         2008                      7.2%
         2009                      6.3%
         2010                      5.7%

     Amortization expenses for PVFP for future periods will be affected by acquisitions, dispositions, realized gains (losses) or other factors affecting the ultimate amount of gross profits realized from certain lines of businesses. Similarly, future amortization expenses for other intangibles will depend on future acquisitions, dispositions and other business transactions.

     (b) Goodwill

     Our goodwill balance for the Protection segment was $471.2 million and $478.9 million as of December 31, 2005 and 2004, respectively. In 2005, we recorded a $7.7 million pre-acquisition tax contingency release. There was no activity on our goodwill balance for the year ended December 31, 2004. During 2003, we recorded a goodwill impairment of $79.8 million representing the entire balance for the Retirement Income and Investments segment. This impairment charge was taken as a result of our goodwill impairment testing comparing the fair value to the book value of the segment. The fair value of the segment was estimated using the present value of the expected future cash flows.

(5) REINSURANCE

     On November 30, 2005, FCL entered into a reinsurance agreement with GLAIC, an affiliate, on an indemnity coinsurance, funds withheld basis, to cede 90% of the institutional liabilities arising from the funding agreements issued as part of GLAIC's registered note program. The maximum amount of the funding agreement liabilities that can be ceded to FCL is $3.0 billion.

     This agreement was accounted for as deposit accounting as it did not transfer adequate insurance risk. No ceding commission was paid under this agreement. GLAIC withholds amounts due to FCL as security for the performance of FCL's obligations under this agreement. GLAIC was required to invest the withheld amounts pursuant to investment guidelines agreed to with FCL and to pay the net profit to FCL. Any amounts due under this agreement were settled quarterly.

     On April 15, 2004, we entered into reinsurance transactions in which we ceded to UFLIC, a former affiliate, policy obligations under our structured settlement contracts which had reserves of $7,150.6 million as of January 1, 2004. Under a separate agreement, we assumed $17.4 million of Medicare supplement reserves from UFLIC. The in-force blocks of structured settlements ceded to UFLIC had aggregate policyholder reserves of $7,001.4 million and $7,107.5 million as of December 31, 2005 and 2004, respectively. The Medicare supplement reserves assumed from UFLIC had aggregate policyholder reserves of $11.9 million and $15.5 million as of December 31, 2005 and 2004, respectively. The reinsurance transactions with UFLIC were completed and accounted for at book value. UFLIC also assumed any benefit or expense resulting from third-party reinsurance that we have on this block of business. The reinsurance transactions with UFLIC were reported on our tax returns at fair value as determined for tax purposes, giving rise to a net reduction in current and deferred income tax liabilities and resulting in a net tax benefit. Under these reinsurance agreements, we continue to perform various management, administration and support services and receive an expense allowance from UFLIC to reimburse us for costs we incur to service the reinsured blocks. Actual costs and expense allowance amounts will be determined by expense studies to be conducted periodically.

     Although we are not relieved of our primary obligations to the contractholders, the reinsurance transactions with UFLIC transfer the future financial results of the reinsured blocks to UFLIC. To secure the payment of its obligations to us under these reinsurance agreements, UFLIC has established trust accounts to maintain an aggregate amount of assets with a statutory book value at least equal to the statutory general account reserves attributable to the reinsured business less an amount required to be held in certain claims paying accounts. A trustee will administer the trust accounts and we will be permitted to withdraw from the trust accounts amounts due to us pursuant to the terms of the reinsurance agreements that are not otherwise paid by UFLIC. In addition, pursuant to a Capital Maintenance Agreement, General Electric Capital Corporation ("GE Capital") agreed to maintain sufficient capital in UFLIC to maintain UFLIC's risk-based capital at not less than 150% of its company action level, as defined from time to time by the National Association of Insurance Commissioners ("NAIC").

     Concurrently with the consummation of the reinsurance transactions with UFLIC, we paid a dividend to our stockholder consisting of cash and securities as discussed in note 16. A portion of this dividend, together with amounts paid by certain of our affiliates, was used by GE Financial Assurance Holdings, Inc. to make a capital contribution to UFLIC.

     On April 15, 2004, Jamestown, our indirect wholly owned subsidiary, terminated a modified coinsurance retrocession agreement with GLIC, effective as of January 1, 2004, pursuant to which GLIC retroceded to Jamestown a block of long-term care business that GLIC assumed from The Travelers Insurance Company. This recapture resulted in $149.9 million increase in equity that was recorded in the Consolidated Statement of Changes in Stockholder's Equity as a component of the other transaction with stockholder.

     We are involved in both the cession and assumption of reinsurance with other companies. Our reinsurance consists primarily of long-duration contracts that are entered into with financial institutions and related party reinsurance. Although these reinsurance agreements contractually obligate the reinsurers to reimburse us, they do not discharge us from our primary liabilities and we remain liable to the extent that the reinsuring companies are unable to meet their obligations.

     In order to limit the amount of loss retention, certain policy risks are reinsured with other insurance companies. The maximum of individual ordinary life insurance normally retained by any one insured with an issue age up to and including 75 is $1.0 million and for issue ages over 75 is $0.1 million. Certain Medicare supplement insurance policies are reinsured on either a quota share or excess of loss basis. We monitor both the financial condition of individual reinsurers and risk concentrations arising from similar geographic regions, activities and economic characteristics of reinsurers to lessen the risk of default by such reinsurers. At December 31, 2005, 27.1% of our reinsured life insurance net at risk exposure was ceded to GLIC, and we had significant concentration of net at risk reinsurance with UFLIC. Other than these concentrations, we had no other significant concentrations of net at risk reinsurance with any one reinsurer that could have a material impact on our results of operations.

     Net life insurance in-force as of December 31 was summarized as follows:

     (AMOUNTS IN MILLIONS)                                        2005           2004           2003
     ------------------------------------------------------   ------------   ------------   ------------
     Direct life insurance in-force                           $  521,928.8   $  464,003.7   $  455,594.5
     Amounts ceded to other companies                           (236,329.8)    (253,714.0)    (260,657.3)
     Amounts assumed from other companies                         33,740.3       44,134.7       23,253.5
                                                              ------------   ------------   ------------
     Net in-force                                             $  319,339.3   $  254,424.4   $  218,190.7
                                                              ============   ============   ============
     Percentage of amount assumed to net                              10.6%          17.3%          10.7%
                                                              ============   ============   ============

     The following table sets forth the effects of reinsurance on premiums written and earned for the years ended December 31:

                                                             WRITTEN                                     EARNED
                                             ----------------------------------------    --------------------------------------
(AMOUNTS IN MILLIONS)                           2005           2004           2003          2005          2004          2003
------------------------------------------   ----------     ----------     ----------    ----------    ----------    ----------
Direct                                       $  1,291.1     $  1,351.7     $  1,358.5    $  1,292.0    $  1,352.3    $  1,359.5
Assumed                                            67.9          138.1          201.7          83.1          97.7         201.7
Ceded                                            (380.2)        (462.1)        (430.8)       (366.2)       (394.7)       (427.5)
                                             ----------     ----------     ----------    ----------    ----------    ----------
Net premiums                                 $    978.8     $  1,027.7     $  1,129.4    $  1,008.9    $  1,055.3    $  1,133.7
                                             ==========     ==========     ==========    ==========    ==========    ==========
Percentage of amount assumed to net                                                             8.2%          9.3%         17.8%
                                                                                         ==========    ==========    ==========

     Reinsurance amounts recognized as a reduction of benefit expenses amounted to $818.9 million, $746.2 million and $384.2 million for the years ended December 31, 2005, 2004 and 2003, respectively. Reinsurance amounts recognized as a reduction of change in policy reserves amounted to $51.1 million, $119.3 million and $124.0 million for the years ended December 31, 2005, 2004 and 2003, respectively.

(6) FUTURE ANNUITY AND CONTRACT BENEFITS

     INSURANCE CONTRACTS

     Insurance contracts are broadly defined to include contracts with significant mortality and/or morbidity risk. The liability for future benefits of insurance contracts is the present value of such benefits less the present value of future net premiums, based on mortality, morbidity and other assumptions, which were appropriate at the time the policies were issued or acquired. These assumptions are periodically evaluated for potential reserve deficiencies. Reserves for cancelable accident and health insurance are based upon unearned premiums, claims incurred but not reported and claims in the process of settlement. This estimate is based on our historical experience and the experience of the insurance industry, adjusted for current trends. Any changes in the estimated liability are reflected in income as the estimates are revised.

     INVESTMENT CONTRACTS

     Investment contracts are broadly defined to include contracts without significant mortality or morbidity risk. Payments received from sales of investment contracts are recognized by providing a liability equal to the current account value of the policyholder's contracts. Interest rates credited to investment contracts are guaranteed for the initial policy term with renewal rates determined as necessary by management.

     The following table sets forth the major assumptions underlying our recorded liabilities for future annuity and contract benefits:

                                                        MORTALITY/                             DECEMBER 31,
                                                        MORBIDITY      INTEREST RATE     -----------------------
(AMOUNTS IN MILLIONS)                                  ASSUMPTIONS      ASSUMPTIONS         2005         2004
--------------------------------------------------   ---------------   -------------     ----------   ----------
Limited-payment contracts                                  (a)          4.3% - 11.3%     $  7,674.6   $  7,509.0
Traditional life insurance contracts                       (b)          6.0% - 7.5%         1,736.0      1,621.1
Investment contracts                                 Account balance        N/A             2,978.6      3,132.9
Universal life-type contracts                        Account balance        N/A             2,817.7      2,795.7
Accident and health                                        (c)          4.5% - 5.5%            34.6         36.8
                                                                                         ----------   ----------
Total future annuity and contracts benefits                                              $ 15,241.5   $ 15,095.5
                                                                                         ==========   ==========

----------
(a) Either the United States Population Table, 1983 Group Annuitant Mortality Table or 1983 Individual Annuity Mortality Table and Company experience.
(b) Principally modifications of the 1965-70 or 1975-80 Select and Ultimate Tables and Company experience.
(c) The 1958 Commissioner's Standard Ordinary Table, 1964 modified and 1987 Commissioner's Disability Tables and Company experience.

     Assumptions as to persistency are based on the Company's experience.

(7) LIABILITY FOR POLICY AND CONTRACT CLAIMS

     The following table sets forth changes in the liability for policy and contract claims for the years ended December 31:

(AMOUNTS IN MILLIONS)                                                                 2005        2004         2003
-------------------------------------------------------------------------------    ---------    ---------    ---------
Balance as of January 1                                                            $   303.7    $   284.6    $   291.7
Less reinsurance recoverables                                                         (138.8)      (118.2)       (95.1)
                                                                                   ---------    ---------    ---------
     Net balance as of January 1                                                       164.9        166.4        196.6
                                                                                   ---------    ---------    ---------
Amounts transferred in connection with reinsurance transactions with UFLIC                --        (24.2)          --
Incurred related to insured events of:
     Current year                                                                      370.4        304.1        308.8
     Prior years                                                                        (3.4)        (2.3)         1.0
                                                                                   ---------    ---------    ---------
           Total incurred                                                              367.0        301.8        309.8
                                                                                   ---------    ---------    ---------
Paid related to insured events of:
     Current year                                                                     (284.4)      (201.6)      (246.2)
     Prior years                                                                      (127.0)       (77.5)       (93.8)
                                                                                   ---------    ---------    ---------
           Total paid                                                                 (411.4)      (279.1)      (340.0)
                                                                                   ---------    ---------    ---------
     Net balance as of December 31                                                     120.5        164.9        166.4
                                                                                   ---------    ---------    ---------
Add reinsurance recoverables                                                           119.5        138.8        118.2
                                                                                   ---------    ---------    ---------
     Balance as of December 31                                                     $   240.0    $   303.7    $   284.6
                                                                                   =========    =========    =========

     For each of the three years presented above, the change in prior years incurred liabilities primarily relates to favorable development in claims incurred but not reported for certain accident and health insurance businesses. In general, our insurance contracts are not subject to premiums experience adjustments as a result of prior-year effects.

(8) EMPLOYEE BENEFIT PLANS

     FCL sponsors a defined benefit pension plan (the "Plan") subject to the provisions of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). The Plan's benefits were frozen as of September 27, 2005. There have been no new participants since January 1, 1998. The Plan provides defined benefits based on years of service and final average compensation. FCL uses a December 31 measurement date for the Plan. As of December 31, 2005 and 2004, we have recognized a net pension accrued liability of $6.6 million and $9.2 million, respectively. For the years ended December 31, 2005 and 2004, we have recognized net periodic benefit costs of $2.0 million and $1.0 million, respectively. As of November 1, 2006, the sponsorship of the Plan was transferred to GNA Corporation, an affiliate. Costs associated with the Plan will continue to be allocated based on existing affiliate cost-sharing agreements.

(9) NON-RECOURSE FUNDING OBLIGATIONS

     We have issued non-recourse funding obligations through our special purpose financial captive insurance companies River Lake I and River Lake II in connection with our capital management strategy related to our term life insurance business. River Lake I and River Lake II are both wholly-owned subsidiaries of FCL. In 2003, River Lake I received approval from the Director of Insurance of the State of South Carolina (the "Director") to issue up to an aggregate amount of $1.2 billion of its floating rate surplus notes. In 2004, River Lake II received approval from the Director to issue up to an aggregate amount of $850.0 million of its floating rate surplus notes.

     The following table sets forth the non-recourse funding obligations as of December 31:

(AMOUNTS IN MILLIONS)
ISSUANCE                                                2005         2004
--------------------------------------------------   ----------   ----------
River Lake I (a), due 2033                           $    600.0   $    600.0
River Lake I (b), due 2033                                200.0           --
River Lake II (a), due 2035                               300.0        300.0
River Lake II (b), due 2035                               300.0           --
                                                     ----------   ----------
     Total non-recourse funding obligations          $  1,400.0   $    900.0
                                                     ==========   ==========

----------
(a)  Accrual of interest based on one-month LIBOR plus or minus margin
(b)  Accrual of interest based on one-month LIBOR plus margin

     The floating rate notes have been deposited into a series of trusts that have issued money market or term securities. Both principal and interest payments on the money market and term securities are guaranteed by a third-party insurance company. The holders of the money market or term securities cannot require repayment from us or any of our subsidiaries, other than River Lake I or River Lake II, as applicable, the direct issuers of the notes. FCL has agreed to indemnify the issuers and the third-party insurer for certain limited costs related to the issuance of these obligations.

     Any payment of principal, including by redemption, or interest on the notes may only be made with the prior approval of the Director of Insurance of the State of South Carolina in accordance with the terms of its licensing orders and in accordance with applicable law. The holders of the notes have no rights to accelerate payment of principal of the notes under any circumstances, including without limitation, for nonpayment or breach of any covenant. Each issuer reserves the right to repay the notes that it has issued at any time, subject to prior regulatory approval.

     The weighted average interest rate on the non-recourse funding obligations as of December 31, 2005 and 2004 is 4.5% and 2.4%, respectively. Because the non-recourse funding obligations bear variable interest rates, carrying value approximates fair value as of December 31, 2005 and 2004.

     On January 20, 2006, River Lake Insurance Company III ("River Lake III"), a special purpose financial captive insurance company wholly owned by FCL, issued $750.0 million in aggregate principal amount of floating rate surplus notes due 2036 (the "RL III Notes"). River Lake III has received regulatory approval to issue additional series of its floating rate surplus notes up to an aggregate amount of $1.2 billion (including the RL III Notes) but is under no obligation to do so.

     On September 22, 2006, River Lake I issued $300.0 million in aggregate principal amount of floating rate surplus notes due 2033 (the "RL I Notes") and has issued an aggregate of $1.1 billion to date (including the RL I Notes). Despite having additional capacity, River Lake I does not expect to issue any additional notes.

     We have also issued non-recourse funding obligations in connection with our capital management strategy related to our universal life business. On October 24, 2006, Rivermont Life Insurance Company I ("Rivermont I"), a newly formed special purpose financial captive insurance company wholly owned by FCL, issued $315.0 million in aggregate principal amount of floating rate surplus notes due 2050 (the "Rivermont I Notes"). Rivermont I has received regulatory approval to issue additional series of its floating rate surplus notes up to an aggregate principal amount of $475.0 million (including the Rivermont I Notes), but is under no obligation to do so. The Rivermont I Notes are direct financial obligations of Rivermont I and are not guaranteed by FCL or Genworth.

     Rivermont I will pay interest on the principal amount of the Rivermont I Notes on a monthly basis, subject to regulatory approval. Any payment of principal of, including by redemption, or interest on the Rivermont I Notes may only be made with the prior approval of the Director in accordance with the terms of its licensing order and in accordance with applicable law. The holders of the Rivermont I Notes have no rights to accelerate payment of principal of the Rivermont I Notes under any circumstances, including without limitation, for nonpayment or breach of any covenant. Rivermont I reserves the right to repay the Rivermont I Notes at any time, subject to the terms of the Rivermont I Notes and prior regulatory approval.

     On December 4, 2006, River Lake Insurance Company IV ("River Lake IV"), a special purpose financial captive insurance company wholly owned by FCL, was incorporated. River Lake IV and FCL entered into a reinsurance agreement effective October 1, 2006 whereby FCL will cede to River Lake IV term life insurance on an indemnity coinsurance basis. On December 6, 2006, River Lake IV entered into a capital support agreement with Genworth to provide capital to River Lake IV in amounts up to $300.0 million to fund the reserves River Lake IV will assume from FCL.

(10) INCOME TAXES

     The total provision (benefit) for income taxes for the years ended December 31, consisted of the following components:

     (AMOUNTS IN MILLIONS)                                        2005          2004          2003
     ------------------------------------------------------    ----------    ----------    ----------
     Current federal income tax                                $   (216.1)   $    (58.6)   $    (50.2)
     Deferred federal income tax                                    331.3         (38.2)        148.9
                                                               ----------    ----------    ----------
         Total federal income tax                                   115.2         (96.8)         98.7
                                                               ----------    ----------    ----------
     Current state income tax                                       (15.5)          3.4          (1.5)
     Deferred state income tax                                       22.9          (3.3)          4.5
                                                               ----------    ----------    ----------
         Total state income tax                                       7.4           0.1           3.0
                                                               ----------    ----------    ----------
             Total provision (benefit) for income taxes        $    122.6    $    (96.7)   $    101.7
                                                               ==========    ==========    ==========

     The reconciliation of the federal statutory rate to the effective income tax rate for the years ended December 31, is as follows:

     (AMOUNTS IN MILLIONS)                                        2005          2004          2003
     -------------------------------------------------------   ----------    ----------    ----------
     Statutory U.S. federal income tax rate                          35.0%         35.0%         35.0%
     Increase (reduction) in rate resulting from:
         State income tax, net of federal income tax benefit          1.3            --           0.9
         Nondeductible goodwill impairment                             --            --          10.8
         Net tax related to IPO (a)                                    --           4.0            --
         Reinsurance transactions with UFLIC (b)                       --         (71.1)           --
         Other, net                                                  (2.6)          1.1          (2.7)
                                                                 --------      --------      --------
     Effective rate                                                  33.7%        (31.0)%        44.0%
                                                                 ========      ========      ========

----------
(a) Tax expense of $12.5 million arising from our separation from GE on May 24, 2004.
(b) Tax benefit of $221.8 million related to the reinsurance transactions with UFLIC as described in note 5.

     The components of the net deferred income tax liability as of December 31, are as follows:

     (AMOUNTS IN MILLIONS)                                        2005         2004
     -------------------------------------------------------   ----------   ----------
     Assets:
          Investments                                          $      8.8   $       --
          Future annuity and contract benefits                         --         23.0
          Net unrealized losses on derivatives                        0.1          0.3
          Accrued commission and general expenses                    46.4         56.5
          Deferred tax benefits related to IPO                         --         89.0
          Net operating loss carryforwards                           31.2         12.3
          Other                                                      18.0          5.0
                                                               ----------   ----------
              Total deferred income tax assets                      104.5        186.1
                                                               ----------   ----------
     Liabilities:
          Deferred acquisition costs                                500.0        416.7
          Present value of future profits                           145.9        161.4
          Future annuity and contract benefits                      145.0           --
          Net unrealized gains on investment securities              38.3         69.5
          Investments                                                  --          4.5
          Other                                                      75.3          5.2
                                                               ----------   ----------
              Total deferred income tax liabilities                 904.5        657.3
                                                               ----------   ----------
              Net deferred income tax liability                $    800.0   $    471.2
                                                               ==========   ==========

     The change in "deferred tax benefits related to IPO" relates to tax impacts of the IPO that were deferred only until GE's ownership of Genworth stock fell below 50%, which occurred in 2005.

     Based on our analysis, management believes it is more likely than not that the results of future operations will generate sufficient taxable income to enable us to realize remaining deferred tax assets. Accordingly, no valuation allowance for deferred tax assets is deemed necessary.

     Net operating loss ("NOL") carryforwards amounted to $89.3 million and $35.2 million as of December 31, 2005 and 2004, respectively, and if unused, will expire beginning in 2019.

     As of December 31, 2005 and 2004, the current income tax receivable was $200.4 million and $100.2 million, respectively, and is included in other assets in the Consolidated Balance Sheets.

(11) SUPPLEMENTAL CASH FLOW INFORMATION

     Net cash paid (received) for federal and state taxes was $(139.0) million, $(33.2) million and $71.4 million for the years ended December 31, 2005, 2004 and 2003, respectively. Cash paid for interest was $40.5 million, $14.8 million and $0.7 million for the years ended December 31, 2005, 2004 and 2003, respectively.

     In connection with the reinsurance transaction with UFLIC in 2004 discussed in note 5, we completed several non-cash transactions. These transactions included the transfer of the assets and liabilities. The following table details these transactions as well as other non-cash items:

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES

                                                                    YEAR ENDED DECEMBER 31,
                                                                  ---------------------------
(AMOUNTS IN MILLIONS)                                                 2005            2004
---------------------------------------------------------------   ------------    ------------
Excluded net assets:
      Assets                                                      $         --    $    6,999.6
      Liabilities                                                           --        (7,157.4)
                                                                  ------------    ------------
      Net assets transferred                                      $         --    $     (157.8)
                                                                  ============    ============
Other non-cash transactions:
      Repayment of surplus notes and accrued interest             $         --    $      543.4
      Repayment of preferred stock                                          --           216.6
      Recapture of reinsurance agreement                                    --          (149.9)
      Change in collateral for securities lending transactions             3.7           (10.6)
      Dividends paid to stockholder                                         --           700.9
                                                                  ------------    ------------
      Total other non-cash transactions                           $        3.7    $    1,300.4
                                                                  ============    ============

     There were no significant non-cash transactions during the year ended December 31, 2003.

(12) RELATED PARTY TRANSACTIONS

     We and other direct and indirect subsidiaries of Genworth are parties to a services and shared expenses agreement under which each company agrees to provide and each company agrees to receive certain general services. These services include, but are not limited to, data processing, communications, marketing, public relations, advertising, investment management, human resources, accounting, actuarial, legal, administration of agent and agency matters, purchasing, underwriting and claims. Under the terms of the agreement, settlements are made quarterly.

     Under this agreement, amounts incurred for these items aggregated $163.7 million, $153.0 million and $51.6 million for the years ended December 31, 2005, 2004 and 2003, respectively. We also charge affiliates for certain services and for the use of facilities and equipment, which aggregated $54.1 million, $56.3 million and $52.1 million for the years ended December 31, 2005, 2004 and 2003, respectively.

     We pay GE Asset Management Incorporated ("GEAM"), an affiliate of GE, for investment services under an investment management agreement. We paid $2.1 million, $4.3 million and $13.8 million in 2005, 2004 and 2003, respectively, to GEAM under this agreement. We also pay Genworth, our ultimate parent, for investment related services. We paid $6.8 million and $3.5 million to Genworth in 2005 and 2004, respectively. We were not assessed these charges in 2003.

     We pay interest on outstanding amounts under a credit funding agreement with GNA Corporation, the parent company of GLIC. Interest expense under this agreement was $0.3 million, $0.1 million and $0.1 million for the years ended December 31, 2005, 2004 and 2003, respectively. We pay interest at the cost of funds of GNA Corporation, which were 4.3%, 2.2% and 1.3%, as of December 31, 2005, 2004 and 2003, respectively. The amount outstanding as of December 31, 2005 and 2004 was $6.5 million and $12.5 million, respectively, and was included with other liabilities in the Consolidated Balance Sheets.

     In 2004, FCL redeemed $250.0 million of its preferred stock from GE Financial Assurance Holdings, Inc. FCL also paid an accrued preferred stock dividend of $7.3 million to GE Financial Assurance Holdings, Inc. The redemption and accrued dividend was paid in cash of $44.0 million and the remainder in securities.

     In 2004, Jamestown redeemed $369.0 million of surplus notes issued to GE Financial Assurance Holdings, Inc. and $91.0 million of surplus notes issued to Brookfield Life Assurance Company Limited, both affiliates of Jamestown. The redemption was paid in cash of $21.8 million and the remainder in securities equal to the principal of $460.0 million and accrued interest of $105.2 million on the outstanding surplus notes.

(13) COMMITMENTS AND CONTINGENCIES

     LITIGATION

     We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and others generally applicable to business practices in the industries in which we operate. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive and treble damages, which may remain unknown for substantial periods of time. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant reputational harm, which could have an adverse effect on our business, financial condition or results of operations. At this time, it is not feasible to predict or determine the ultimate outcomes of all pending investigations and legal proceedings or to provide reasonable ranges of potential losses.

     COMMITMENTS

     We have certain investment commitments to provide fixed-rate commercial mortgage loans. The investment commitments, which would be collateralized by related properties of the underlying investments and held for investment purposes, involve varying elements of credit and market risk. As of December 31, 2005 and 2004, we were committed to fund $1.9 million and $12.2 million, respectively, in commercial mortgage loan investments and $56.4 million and $11.3 million, respectively, in limited partnership investments.

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

     Assets and liabilities that are reflected in the Consolidated Balance Sheets at fair value are not included in the following disclosure of fair value; such items include cash and cash equivalents, investment securities, securities lending collateral and restricted other invested assets. Other financial assets and liabilities -- those not carried at fair value or disclosed separately -- are discussed below. Apart from certain of our borrowings and certain marketable securities, few of the instruments discussed below are actively traded and their fair values must often be determined using models. The fair value estimates are made at a specific point in time, based upon available market information and judgments about the financial instruments, including estimates of the timing and amount of expected future cash flows and the credit standing of counterparties. Such estimates do not reflect any premium or discount that could result from offering for sale at one time our entire holdings of a particular financial instrument, nor do they consider the tax impact of the realization of unrealized gains or losses. In many cases, the fair value estimates cannot be substantiated by comparison to independent markets, nor can the disclosed value be realized in immediate settlement of the financial instrument.

     The basis on which we estimate fair values is as follows:

     COMMERCIAL MORTGAGE LOANS. Based on quoted market prices, recent transactions and/or discounted future cash flows, using current market rates at which similar loans would have been made to similar borrowers.

     OTHER FINANCIAL INSTRUMENTS. Based on comparable market transactions, discounted future cash flows, quoted market prices and/or estimates of the cost to terminate or otherwise settle obligations.

     BORROWINGS. Based on market quotes or comparables.

     INVESTMENT CONTRACT BENEFITS. Based on expected future cash flows, discounted at currently offered discount rates for immediate annuity contracts or cash surrender value for single premium deferred annuities.

     ALL OTHER INSTRUMENTS. Based on comparable market transactions, discounted future cash flows, quoted market prices and /or estimates of the cost to terminate or otherwise settle obligations.

     The following represents the fair value of financial assets and liabilities as of December 31:

                                                                        2005                                  2004
                                                        ------------------------------------   ----------------------------------
                                                         NOTIONAL     CARRYING    ESTIMATED    NOTIONAL    CARRYING     ESTIMATED
(AMOUNTS IN MILLIONS)                                     AMOUNT       AMOUNT     FAIR VALUE    AMOUNT      AMOUNT     FAIR VALUE
-----------------------------------------------------   ----------   ----------   ----------   --------   ----------   ----------
Assets:
      Commercial mortgage loans                         $       (a)  $  1,638.1   $  1,681.2   $     (a)  $  1,350.6   $  1,424.5
      Other financial instruments                               (a)        38.0         48.1         (a)        57.1         54.0
Liabilities:
      Non-recourse funding obligations (b)                      (a)     1,400.0      1,400.0         (a)       900.0        900.0
      Investment contract benefits                              (a)     2,978.6      3,286.6         (a)     3,132.9      3,454.3
Other firm commitments:
      Ordinary course of business lending commitments          1.9           --           --       12.2           --           --
      Commitments to fund limited partnerships                56.4           --           --       11.3           --           --

----------
(a)  These financial instruments do not have notional amounts.
(b)  See note 9.

(15) NON-CONTROLLED ENTITIES

     We use GE Capital - sponsored and third-party entities to facilitate asset securitizations. As part of this strategy, management considers the relative risks and returns of our alternatives and predominately uses GE Capital - sponsored entities. Management believes these transactions could be readily executed through third-party entities at insignificant incremental cost.

     The following table summarizes the current balance of assets sold to SPEs as of December 31:

     (AMOUNTS IN MILLIONS)                                          2005        2004
     ----------------------------------------------------------   --------    --------
     Assets secured by:
          Commercial mortgage loans                               $   62.2    $   72.6
          Fixed maturities                                            83.9       109.6
                                                                  --------    --------
                Total assets                                      $  146.1    $  182.2
                                                                  ========    ========

     Each of the categories of assets shown in the table above represents portfolios of assets that are highly rated. Examples of each category include: commercial mortgage loans -- loans on diversified commercial property and fixed maturities -- domestic and foreign, corporate and government securities.

     We evaluate the economic, liquidity and credit risk related to the above SPEs and believe that the likelihood is remote that any such arrangements could have a significant adverse effect on our operations, cash flows, or financial position. Financial support for certain SPEs is provided under credit support agreements, in which Genworth provides limited recourse for a maximum of $119.0 million of credit losses in such entities. Assets with credit support are funded by demand notes that are further enhanced with support provided by GE Capital. We may record liabilities, for such guarantees based on our best estimate of probable losses. To date, no SPE has incurred a loss.

     Sales of securitized assets to SPEs result in a gain or loss amounting to the net of sales proceeds, the carrying amount of net assets sold, the fair value of servicing rights and retained interests and an allowance for losses. There were no off-balance sheet securitization transactions in 2005, 2004 and 2003.

     Retained interests and recourse obligations related to such sales that are recognized in our consolidated balance sheets are as follows:

                                                       DECEMBER 31,
                                        -----------------------------------------
                                               2005                  2004
                                        -------------------   -------------------
                                                     FAIR                  FAIR
     (AMOUNTS IN MILLIONS)                COST       VALUE      COST       VALUE
     --------------------------------   --------   --------   --------   --------
     Retained interests--assets         $    6.2   $    6.2   $    7.7   $    7.7
     Servicing assets                         --         --         --         --
     Recourse liability                       --         --         --         --
                                        --------   --------   --------   --------
     Total                              $    6.2   $    6.2   $    7.7   $    7.7
                                        ========   ========   ========   ========

     RETAINED INTERESTS. In certain securitization transactions, we retain an interest in transferred assets. Those interests take various forms and may be subject to credit prepayment and interest rate risks. When we securitize receivables, we determine fair value based on discounted cash flow models that incorporate, among other things, assumptions including credit losses, prepayment speeds and discount rates. These assumptions are based on our experience, market trends and anticipated performance related to the particular assets securitized. Subsequent to recording retained interests, we review recorded values quarterly in the same manner and using current assumptions.

     SERVICING ASSETS. Following a securitization transaction, we retain the responsibility for servicing the receivables, and as such, are entitled to receive an ongoing fee based on the outstanding principal balances of the receivables. There are no servicing assets nor liabilities recorded as the benefits of servicing the assets are adequate to compensate an independent servicer for its servicing responsibilities.

     RECOURSE LIABILITY. As described previously, under credit support agreements we provide recourse for credit losses in special purpose entities. We provide for expected credit losses under these agreements and such amounts approximate fair value.

(16) RESTRICTIONS ON DIVIDENDS

     Insurance companies are restricted by state regulations departments as to the aggregate amount of dividends they may pay to their parent in any consecutive twelve-month period without regulatory approval. Generally, dividends may be paid out of earned surplus without approval with thirty days prior written notice within certain limits. The limits are generally based on the lesser of 10% of the prior year capital and surplus or prior year net gain from operations. Dividends in excess of the prescribed limits or our earned surplus require formal approval from the Commonwealth of Virginia State Corporation Commission, Bureau of Insurance. Based on statutory results as of December 31, 2005, we are able to distribute $108.8 million in dividends in 2006 without obtaining regulatory approval.

     In 2005, we declared and paid a cash dividend of $116.0 million.

     In 2004, concurrently with the consummation of the reinsurance transactions with UFLIC, we paid a dividend to our stockholder consisting of cash and securities. A portion of this dividend, together with amounts paid by certain of our affiliates, was used by GE Financial Assurance Holdings, Inc. to make a capital contribution to UFLIC. The dividend was $608.8 million, consisting of cash in the amount of $58.0 million, securities in the amount of $413.9 million and 66,924 shares of UFLIC common stock with a carrying amount of $136.9 million. In 2004, we also paid a common stock dividend consisting of 3,010 shares of GLAIC common stock with a carrying amount of $150.1 million. In 2004, we received a dividend of $45.7 million from GLAIC consisting of $4.7 million of cash and $41.0 million of securities.

     In December 2006, we declared and paid a cash dividend of $450.0 million.

(17) SUPPLEMENTARY FINANCIAL DATA

     We file financial statements with state insurance regulatory authorities and the NAIC that are prepared on an accounting basis prescribed by such authorities (statutory basis). Statutory accounting practices differ from U.S. GAAP in several respects, causing differences in reported net income and stockholder's equity. Permitted statutory accounting practices encompass all accounting practices not so prescribed but that have been specifically allowed by state insurance authorities. We have no permitted accounting practices.

     For the years ended December 31, statutory net income (loss) and statutory capital and surplus is summarized below:

     (AMOUNTS IN MILLIONS)                                 2005         2004        2003
     ------------------------------------------------   ----------   ----------   ---------
     Statutory net income (loss)                        $   (225.1)  $    578.1   $    55.2
     Statutory capital and surplus                         2,897.3      2,110.2     2,484.0

     The NAIC has adopted Risk Based Capital ("RBC") requirements to evaluate the adequacy of statutory capital and surplus in relation to risks associated with (i) asset risk, (ii) insurance risk, (iii) interest rate risk and (iv) business risks. The RBC formula is designated as an early warning tool for the states to identify possible under-capitalized companies for the purpose of initiating regulatory action. In the course of operations, we periodically monitor our RBC level. At December 31, 2005 and 2004, we exceeded the minimum required RBC levels.

(18) SEGMENT INFORMATION

     Our operations are conducted under two reporting segments corresponding to customer needs: (1) Protection and (2) Retirement Income and Investments.

     Protection is comprised of products offered to consumers to provide protection against financial hardship after the death of an insured and to protect income and assets from the adverse economic impacts of significant health care costs.

     Retirement Income and Investments is comprised of products offered to individuals who want to accumulate tax-deferred assets for retirement, desire a tax-efficient source of income and seek to protect against outliving their assets. See note (1)(c) for further discussion of our principal product lines within these two segments.

     We also have a Corporate and Other segment, which consists primarily of net investment gains (losses), unallocated corporate income, expenses and income taxes.

     We use the same accounting policies and procedures to measure segment income and assets as we use to measure our consolidated net income and assets. Segment income is generally income before income taxes and cumulative effect of accounting change. Net investment gains (losses), net of taxes, are allocated to the Corporate and Other segment. Segment income represents the basis on which the performance of our business is assessed by management. Premiums and fees, other income, benefits and acquisition and operating expenses and policy related amortization are attributed directly to each operating segment. Net investment income and invested assets are allocated based on the assets required to support the underlying liabilities and capital of the products included in each segment.

     The following is a summary of segment activity as of and for the years ended December 31, 2005, 2004 and 2003:

                                                                               RETIREMENT
2005                                                                           INCOME AND     CORPORATE
(AMOUNTS IN MILLIONS)                                           PROTECTION     INVESTMENTS    AND OTHER     CONSOLIDATED
-------------------------------------------------------------  ------------   ------------   ------------   ------------
Premiums                                                       $      675.2   $      333.7   $         --   $    1,008.9
Net investment income                                                 301.1          264.3           41.5          606.9
Net investment gains (losses)                                            --             --           (5.2)          (5.2)
Policy fees and other income                                          157.6            0.3            9.9          167.8
                                                               ------------   ------------   ------------   ------------
    Total revenues                                                  1,133.9          598.3           46.2        1,778.4
                                                               ------------   ------------   ------------   ------------
Benefits and other changes in policy reserves                         475.4          479.3             --          954.7
Interest credited                                                     130.3           56.6             --          186.9
Acquisition and operating expenses, net of deferrals                   93.0           28.9           26.1          148.0
Amortization of deferred acquisition costs and intangibles             66.5            9.9             --           76.4
Interest expense                                                       48.4             --            0.3           48.7
                                                               ------------   ------------   ------------   ------------
    Total benefits and expenses                                       813.6          574.7           26.4        1,414.7
                                                               ------------   ------------   ------------   ------------
    Income before income taxes                                        320.3           23.6           19.8          363.7
Provision for income taxes                                            112.7            3.9            6.0          122.6
                                                               ------------   ------------   ------------   ------------
    Net income                                                 $      207.6   $       19.7   $       13.8   $      241.1
                                                               ============   ============   ============   ============
Total assets                                                   $    9,990.3   $   11,021.2   $    1,135.2   $   22,146.7
                                                               ============   ============   ============   ============

                                                                               RETIREMENT
2004                                                                           INCOME AND     CORPORATE
(AMOUNTS IN MILLIONS)                                           PROTECTION     INVESTMENTS    AND OTHER     CONSOLIDATED
-------------------------------------------------------------  ------------   ------------   ------------   ------------
Premiums                                                       $      594.3   $      461.0   $         --   $    1,055.3
Net investment income                                                 251.6          240.5           51.0          543.1
Net investment gains (losses)                                            --             --            1.9            1.9
Policy fees and other income                                          146.6            0.4             --          147.0
                                                               ------------   ------------   ------------   ------------
    Total revenues                                                    992.5          701.9           52.9        1,747.3
                                                               ------------   ------------   ------------   ------------
Benefits and other changes in policy reserves                         418.9          583.8             --        1,002.7
Interest credited                                                     131.9           63.9             --          195.8
Acquisition and operating expenses, net of deferrals                   56.5           30.8           20.2          107.5
Amortization of deferred acquisition costs and intangibles             90.9           14.0             --          104.9
Interest expense                                                       14.7             --            9.8           24.5
                                                               ------------   ------------   ------------   ------------
    Total benefits and expenses                                       712.9          692.5           30.0        1,435.4
                                                               ------------   ------------   ------------   ------------
    Income before income taxes and cumulative effect of
      change in accounting principle                                  279.6            9.4           22.9          311.9
Provision (benefit) for income taxes                                  101.3            3.3         (201.3)         (96.7)
                                                               ------------   ------------   ------------   ------------
    Net income before cumulative effect of change in
      accounting principle                                            178.3            6.1          224.2          408.6
Cumulative effect of change in accounting principle, net               (0.8)            --             --           (0.8)
                                                               ------------   ------------   ------------   ------------
    Net income                                                 $      177.5   $        6.1   $      224.2   $      407.8
                                                               ============   ============   ============   ============
Total assets                                                   $    8,815.4   $   11,091.9   $    1,587.2   $   21,494.5
                                                               ============   ============   ============   ============

                                                                               RETIREMENT
2003                                                                           INCOME AND     CORPORATE
(AMOUNTS IN MILLIONS)                                           PROTECTION     INVESTMENTS    AND OTHER     CONSOLIDATED
-------------------------------------------------------------  ------------   ------------   ------------   ------------
Premiums                                                       $      643.3   $      490.4   $         --   $    1,133.7
Net investment income                                                 246.7          788.2           34.0        1,068.9
Net investment gains (losses)                                            --             --           23.5           23.5
Policy fees and other income                                          141.0           (1.7)           4.2          143.5
                                                               ------------   ------------   ------------   ------------
    Total revenues                                                  1,031.0        1,276.9           61.7        2,369.6
                                                               ------------   ------------   ------------   ------------
Benefits and other changes in policy reserves                         472.1          960.2            1.1        1,433.4
Interest credited                                                     139.7          192.2             --          331.9
Acquisition and operating expenses, net of deferrals                   69.6           38.6            6.2          114.4
Amortization of deferred acquisition costs and intangibles            116.7           98.8             --          215.5
Interest expense                                                        2.7             --           40.8           43.5
                                                               ------------   ------------   ------------   ------------
    Total benefits and expenses                                       800.8        1,289.8           48.1        2,138.7
                                                               ------------   ------------   ------------   ------------
    Income before income taxes                                        230.2          (12.9)          13.6          230.9
Provision for income taxes                                             82.5           20.9           (1.7)         101.7
                                                               ------------   ------------   ------------   ------------
    Net income                                                 $      147.7   $      (33.8)  $       15.3   $      129.2
                                                               ============   ============   ============   ============

              FEDERAL HOME LIFE INSURANCE COMPANY AND SUBSIDIARIES

              UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

         AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006 AND 2005

              FEDERAL HOME LIFE INSURANCE COMPANY AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                          INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Condensed Consolidated Statements of Income for the nine months ended
  September 30, 2006 and 2005 (Unaudited)                                      3

Condensed Consolidated Balance Sheets as of September 30, 2006
  (Unaudited) and December 31, 2005                                            4

Condensed Consolidated Statements of Changes in Stockholder's Equity
  for the nine months ended September 30, 2006 and 2005 (Unaudited)            5

Condensed Consolidated Statements of Cash Flows for the nine months
  ended September 30, 2006 and 2005 (Unaudited)                                6

Notes to Condensed Consolidated Financial Statements (Unaudited)               7

              FEDERAL HOME LIFE INSURANCE COMPANY AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (AMOUNTS IN MILLIONS)
                                   (UNAUDITED)

                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                                 -------------------
                                                                   2006       2005
                                                                 --------   --------
REVENUES:
  Premiums                                                       $  774.6   $  737.3
  Net investment income                                             506.4      451.1
  Net investment gains (losses)                                       4.0       (5.8)
  Policy fees and other income                                      123.9      128.0
                                                                 --------   --------
    TOTAL REVENUES                                                1,408.9    1,310.6
                                                                 ========   ========
BENEFITS AND EXPENSES:
  Benefits and other changes in policy reserves                     687.5      696.3
  Interest credited                                                 140.8      139.5
  Acquisition and operating expenses, net of deferrals              148.5      103.6
  Amortization of deferred acquisition costs and intangibles         15.0       74.0
  Interest expense                                                   92.4       31.1
                                                                 --------   --------
    TOTAL BENEFITS AND EXPENSES                                   1,084.2    1,044.5
                                                                 --------   --------
INCOME BEFORE INCOME TAXES                                          324.7      266.1
Provision for income taxes                                          115.4       90.4
                                                                 --------   --------
NET INCOME                                                       $  209.3   $  175.7
                                                                 ========   ========

            See Notes to Condensed Consolidated Financial Statements

              FEDERAL HOME LIFE INSURANCE COMPANY AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                                 SEPTEMBER 30,    DECEMBER 31,
                                                                     2006            2005
                                                                 -------------    -------------
                                                                  (UNAUDITED)
ASSETS
  Investments:
    Fixed maturity securities available-for-sale, at fair value  $     9,257.8    $     8,300.2
    Equity securities available-for-sale, at fair value                    8.5              9.8
    Commercial mortgage loans                                          1,692.6          1,638.1
    Policy loans                                                         314.2            313.2
    Other invested assets ($146.6 and $151.6 restricted)                 407.1            576.0
                                                                 -------------    -------------
      Total investments                                               11,680.2         10,837.3
  Cash and cash equivalents                                              408.0            211.0
  Accrued investment income                                              109.6             95.8
  Deferred acquisition costs                                           2,157.7          1,828.5
  Goodwill                                                               471.2            471.2
  Intangible assets                                                      412.6            431.5
  Reinsurance recoverable                                              7,815.3          7,879.6
  Other assets                                                           343.8            391.8
                                                                 -------------    -------------
      Total assets                                               $    23,398.4    $    22,146.7
                                                                 =============    =============
LIABILITIES AND STOCKHOLDER'S EQUITY
  Liabilities:
    Future annuity and contract benefits                         $    15,386.6    $    15,241.5
    Liability for policy and contract claims                             195.5            240.0
    Other policyholder liabilities                                        73.2             39.7
    Other liabilities ($150.9 and $153.8 restricted)                     797.4            917.8
    Deferred income tax liability                                        846.8            800.0
    Non-recourse funding obligations                                   2,450.0          1,400.0
                                                                 -------------    -------------
      Total liabilities                                               19,749.5         18,639.0
                                                                 -------------    -------------
  Commitments and contingencies
  Stockholder's equity:
    Common stock ($100 par value, 530,125 shares authorized,
      219,821 shares issued and outstanding)                              22.0             22.0
    Additional paid-in capital                                         3,203.2          3,203.2
                                                                 -------------    -------------
    Accumulated other comprehensive income (loss):
      Net unrealized investment gains (losses)                             6.1             71.6
      Derivatives qualifying as hedges                                    (0.3)            (0.2)
      Additional minimum pension liability                                (3.3)            (3.3)
                                                                 -------------    -------------
    Total accumulated other comprehensive income (loss)                    2.5             68.1
    Retained earnings                                                    421.2            214.4
                                                                 -------------    -------------
      Total stockholder's equity                                       3,648.9          3,507.7
                                                                 -------------    -------------
      Total liabilities and stockholder's equity                 $    23,398.4    $    22,146.7
                                                                 =============    =============

            See Notes to Condensed Consolidated Financial Statements

              FEDERAL HOME LIFE INSURANCE COMPANY AND SUBSIDIARIES
      CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                              (AMOUNTS IN MILLIONS)
                                   (UNAUDITED)

                                                                          ACCUMULATED
                                                                            OTHER
                                                            ADDITIONAL   COMPREHENSIVE                    TOTAL
                                                  COMMON     PAID-IN        INCOME        RETAINED    STOCKHOLDER'S
                                                  STOCK      CAPITAL        (LOSS)        EARNINGS       EQUITY
                                                 --------   ----------   -------------    --------    -------------
BALANCES AS OF DECEMBER 31, 2004                 $   22.0   $  3,208.2   $       125.4    $   92.1    $     3,447.7
Comprehensive income (loss):
  Net income                                           --           --              --       175.7            175.7
  Net unrealized gains (losses) on investment
    securities                                         --           --           (16.6)         --            (16.6)
  Derivatives qualifying as hedges                     --           --             0.2          --              0.2
                                                                                                      -------------
Total comprehensive income (loss)                                                                             159.3
Dividends to stockholder                               --           --              --      (116.0)          (116.0)
                                                 --------   ----------   -------------    --------    -------------
BALANCES AS OF SEPTEMBER 30, 2005                $   22.0   $  3,208.2   $       109.0    $  151.8    $     3,491.0
                                                 ========   ==========   =============    ========    =============

                                                                          ACCUMULATED
                                                                            OTHER
                                                            ADDITIONAL   COMPREHENSIVE                    TOTAL
                                                  COMMON     PAID-IN        INCOME        RETAINED    STOCKHOLDER'S
                                                  STOCK      CAPITAL        (LOSS)        EARNINGS       EQUITY
                                                 --------   ----------   -------------    --------    -------------
BALANCES AS OF DECEMBER 31, 2005                 $   22.0   $  3,203.2   $        68.1    $  214.4    $     3,507.7
Comprehensive income (loss):
  Net income                                           --           --              --       209.3            209.3
  Net unrealized gains (losses) on investment
    securities                                         --           --           (65.5)         --            (65.5)
  Derivatives qualifying as hedges                     --           --            (0.1)         --             (0.1)
                                                                                                      -------------
Total comprehensive income (loss)                                                                             143.7
Other transactions with stockholder                    --           --              --        (2.5)            (2.5)
                                                 --------   ----------   -------------    --------    -------------
BALANCES AS OF SEPTEMBER 30, 2006                $   22.0   $  3,203.2   $         2.5    $  421.2    $     3,648.9
                                                 ========   ==========   =============    ========    =============

            See Notes to Condensed Consolidated Financial Statements

              FEDERAL HOME LIFE INSURANCE COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (AMOUNTS IN MILLIONS)
                                   (UNAUDITED)

                                                                                                 NINE MONTHS ENDED
                                                                                                   SEPTEMBER 30,
                                                                                             ------------------------
                                                                                                2006          2005
                                                                                             ----------    ----------
Cash flows from operating activities:
  Net income                                                                                 $    209.3    $    175.7
  Adjustments to reconcile net income to net cash from operating activities:
    Change in future policy benefits                                                              214.5         175.6
    Net investment (gains) losses                                                                  (4.0)          5.8
    Amortization of investment premiums and discounts                                              (4.9)         (4.5)
    Acquisition costs deferred                                                                   (237.5)       (206.4)
    Amortization of deferred acquisition costs and intangibles                                     15.0          74.0
    Deferred income taxes                                                                          81.9           1.4
    Change in certain assets:
      Decrease (increase) in:
      Accrued investment income                                                                   (13.8)          5.3
      Other, net                                                                                   31.5         256.8
    Change in certain liabilities:
      Increase (decrease) in:
      Policy and contract claims                                                                  (28.2)        (36.0)
      Other policyholder liabilities                                                               33.5        (100.6)
      Other liabilities                                                                            85.0        (189.7)
                                                                                             ----------    ----------
        Net cash from operating activities                                                        382.3         157.4
                                                                                             ----------    ----------

Cash flows from investing activities:
  Proceeds from sales and maturities of investment securities and other invested assets         1,252.4       1,181.2
  Principal collected on commercial mortgage loans                                                 39.9         119.1
  Purchases of investment securities and other invested assets                                 (2,353.4)     (1,751.2)
  Commercial mortgage loan originations                                                           (91.6)       (356.4)
  Short-term investment activity, net                                                              (2.0)         (8.3)
  Policy loans, net                                                                                (1.0)          3.6
                                                                                             ----------    ----------
        Net cash from investing activities                                                     (1,155.7)       (812.0)
                                                                                             ----------    ----------
Cash flows from financing activities:
  Proceeds from issuance of investment contracts                                                  696.3         654.4
  Redemption and benefit payments on investment contracts                                        (784.6)       (685.9)
  Proceeds from secured borrowing from affiliate                                                     --           9.6
  Proceeds from short-term borrowings and other, net                                              351.9         467.2
  Payments on short-term borrowings                                                              (343.2)       (484.6)
  Proceeds from issuance of non-recourse funding obligations                                    1,050.0         500.0
  Cash dividends to stockholder                                                                      --        (116.0)
                                                                                             ----------    ----------
        Net cash from financing activities                                                        970.4         344.7
                                                                                             ----------    ----------
        Net change in cash and cash equivalents                                                   197.0        (309.9)
  Cash and cash equivalents at beginning of period                                                211.0         456.0
                                                                                             ----------    ----------
  Cash and cash equivalents at end of period                                                 $    408.0    $    146.1
                                                                                             ==========    ==========

            See Notes to Condensed Consolidated Financial Statements

              FEDERAL HOME LIFE INSURANCE COMPANY AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying condensed consolidated financial statements include the historical operations and accounts of Federal Home Life Insurance Company (the "Company," "we," "us," or "our" unless context otherwise requires) and our subsidiaries which include First Colony Life Insurance Company ("FCL"), American Mayflower Life Insurance Company of New York ("AML"), Jamestown Life Insurance Company ("Jamestown"), River Lake Insurance Company ("River Lake I"), River Lake Insurance Company II ("River Lake II") and River Lake Insurance Company III ("River Lake III"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     We are a stock life insurance company organized in 1910 operating under a charter granted by the Commonwealth of Virginia. The Company is a wholly -owned subsidiary of Genworth Life Insurance Company ("GLIC"), formerly known as General Electric Capital Assurance Company.

     On December 18, 2006, Articles of Merger were filed on behalf of the Company and FCL with the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia for the mergers of the Company and FCL into Genworth Life and Annuity Insurance Company ("GLAIC"), an affiliate of the Company. GLAIC would be the surviving entity ("GLAIC Merged"). FCL and GLAIC are both stock life insurance companies operating under charters granted by the Commonwealth of Virginia. These mergers were consummated effective January 1, 2007.

     Upon consummation of the mergers involving the Company and FCL, GLAIC Merged transferred its ownership of AML to Genworth Life Insurance Company of New York ("GLICNY"), an affiliate, in exchange for a non-majority ownership interest in GLICNY. Upon transfer, AML merged into GLICNY, with GLICNY being the surviving entity. These mergers are part of the continuing efforts of Genworth, our ultimate parent company, to simplify its operations, reduce its costs, and build its brand. As a result of the mergers, the financial statements of GLAIC will be restated as if the mergers were effective for all periods and will be accounted for as a pooling of interests for entities under common control as the Company, FCL, AML and GLAIC are all wholly-owned subsidiaries of Genworth Financial, Inc.

     The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). Preparing financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect reported amounts and related disclosures. Actual results could differ from those estimates. These condensed consolidated financial statements include all adjustments (consisting of normal recurring accruals) considered necessary by management to present a fair statement of the financial position, results of operations, and cash flow for the periods presented. The results reported in these condensed consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year.

2. ACCOUNTING PRONOUNCEMENTS

RECENTLY ADOPTED

     As of January 1, 2006, we adopted Statement of Financial Accounting Standards ("SFAS") No. 155, ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS. SFAS No. 155 amends SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, and SFAS No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to bifurcate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis. In addition, among other changes, SFAS No. 155 (i) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; (ii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (iii) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and (iv) eliminates the prohibition on a qualifying special-purpose entity ("QSPE") from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial interest. Adoption of SFAS No. 155 did not have a material impact on our condensed consolidated financial statements.

NOT YET ADOPTED

     In September 2005, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 05-1, ACCOUNTING BY INSURANCE ENTERPRISES FOR DEFERRED ACQUISITION COSTS IN CONNECTION WITH MODIFICATIONS OR EXCHANGES OF INSURANCE CONTRACTS. This statement provides guidance on accounting for deferred acquisition costs and other balances on an internal replacement, defined broadly as a modification in product benefits, features, rights or coverages that occurs by the exchange of an existing contract for a new contract, or by amendment, endorsement, or rider to an existing contract, or by the election of a benefit, feature, right, or coverage within an existing contract. SOP 05-1 is effective for internal replacements occurring in fiscal years beginning after December 15, 2006. The insurance industry has identified several implementation issues during their evaluation of SOP 05-1. An expert panel has been formed by the AICPA to evaluate certain of these interpretive issues that insurance companies are facing in their implementation. Due to the nature of the interpretative issues being reviewed by the expert panel, we continue to evaluate the impact of the SOP 05-1. Based on our current interpretation, we do not expect the adoption of this standard to have a material impact on our consolidated results of operations and financial postiton. Depending upon the outcome of the evaluation of the interpretive issues by the expert panel, our current interpretation could change.

     In July 2006, Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 48, ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES, was issued. This guidance clarifies what criteria must be met prior to recognition of the financial statement benefit of a position taken in a tax return. Additionally, it applies to the recognition and measurement of income tax uncertainties resulting from a purchase business combination. This guidance is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact FIN No. 48 will have on our consolidated results of operations and financial position.

     In September 2006, FASB issued SFAS No. 157, FAIR VALUE MEASUREMENTS. This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective prospectively with a limited form of retrospective application for fiscal years beginning after November 15, 2007 with early adoption encouraged. We are currently evaluating the impact that SFAS No. 157 will have on our consolidated results of operations and financial position.

3. NON-RECOURSE FUNDING OBLIGATIONS

     On January 20, 2006, River Lake III, a special purpose financial captive insurance company wholly owned by FCL, issued $750.0 million in aggregate principal amount of floating rate surplus notes due 2036 (the "RL III Notes"). River Lake III has received regulatory approval to issue additional series of its floating rate surplus notes up to an aggregate amount of $1.2 billion (including the RL III Notes) but is under no obligation to do so.

     On September 22, 2006, River Lake I issued $300.0 million in aggregate principal amount of floating rate surplus notes due 2033 (the "RL I Notes") and has issued an aggregate of $1.1 billion to date (including the RL I Notes). Despite having additional capacity, River Lake I does not expect to issue any additional notes.

     We have also issued non-recourse funding obligations in connection with our capital management strategy related to our universal life business. On October 24, 2006, Rivermont Life Insurance Company I ("Rivermont I"), a newly formed special purpose financial captive insurance company wholly owned by FCL, issued $315.0 million in aggregate principal amount of floating rate surplus notes due 2050 (the "Rivermont I Notes"). Rivermont I has received regulatory approval to issue additional series of its floating rate surplus notes up to an aggregate principal amount of $475.0 million (including the Rivermont I Notes), but is under no obligation to do so. The Rivermont I Notes are direct financial obligations of Rivermont I and are not guaranteed by FCL or Genworth.

     Rivermont I will pay interest on the principal amount of the Rivermont I Notes on a monthly basis, subject to regulatory approval. Any payment of principal of, including by redemption, or interest on the Rivermont I Notes may only be made with the prior approval of the Director in accordance with the terms of its licensing order and in accordance with applicable law. The holders of the Rivermont I Notes have no rights to accelerate payment of principal of the Rivermont I Notes under any circumstances, including without limitation, for nonpayment or breach of any covenant. Rivermont I reserves the right to repay the Rivermont I Notes at any time, subject to the terms of the Rivermont I Notes and prior regulatory approval.

     On December 4, 2006, River Lake Insurance Company IV ("River Lake IV"), a special purpose financial captive insurance company wholly owned by FCL, was incorporated. River Lake IV and FCL entered into a reinsurance agreement effective October 1, 2006 whereby FCL will cede to River Lake IV term life insurance on an indemnity coinsurance basis. On December 6, 2006, River Lake IV entered into a capital support agreement with Genworth to provide capital to River Lake IV in amounts up to $300.0 million to fund the reserves River Lake IV will assume from FCL.

4. SEGMENT INFORMATION

     We conduct our operations in three business segments: (1) Protection, which includes term life and universal life insurance; (2) Retirement Income and Investments, which includes deferred annuities, immediate annuities and structured settlement annuities; and (3) Corporate and Other, which includes unallocated net investment gains (losses), corporate income, expenses and income taxes.

     In 2006, we began to allocate net investment gains (losses) from our Corporate and Other segment to our Retirement Income and Investments and Protection segments using an approach based principally upon the investment portfolio established to support each of those segments' products and targeted capital levels.

     Prior to 2006, all net investment gains (losses) were recorded in the Corporate and Other segment and were not reflected in the results of any of our other segments.

     We use the same accounting policies and procedures to measure segment income and assets as our consolidated net income and assets. Segment income represents the basis on which the performance of our business is assessed by management.

     The following is a summary of segment activity for the periods presented:

                                                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,
                                                   -----------------------
          (AMOUNTS IN MILLIONS)                       2006         2005
          --------------------------------------   ----------   ----------
          REVENUES
          Protection                               $    972.0   $    799.4
          Retirement Income and Investments             406.3        470.4
          Corporate and Other                            30.6         40.8
                                                   ----------   ----------
            Total revenues                         $  1,408.9   $  1,310.6
                                                   ==========   ==========

          INCOME (LOSS) BEFORE INCOME TAXES
          Protection                               $    282.9   $    225.8
          Retirement Income and Investments              25.1         21.5
          Corporate and Other                            16.7         18.8
                                                   ----------   ----------
            Income (loss) before income taxes      $    324.7   $    266.1
                                                   ==========   ==========

     The following is a summary of total assets by operating segment as of:

                                                               SEPTEMBER 30,    DECEMBER 31,
(AMOUNTS IN MILLIONS)                                              2006             2005
------------------------------------------------------------   -------------   -------------
ASSETS
Protection                                                     $    11,479.5   $     9,990.3
Retirement Income and Investments                                   10,966.6        11,021.2
Corporate and Other                                                    952.3         1,135.2
                                                               -------------   -------------
  Total assets                                                 $    23,398.4   $    22,146.7
                                                               =============   =============

5. CONTINGENCIES

     We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and others generally applicable to business practices in the industries in which we operate. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive and treble damages, which may remain unknown for substantial periods of time. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant reputational harm, which could have an adverse effect on our business, financial condition or results of operations. At this time, it is not feasible to predict or determine the ultimate outcomes of all pending investigations and legal proceedings or to provide reasonable ranges of potential losses.

6. SUBSEQUENT EVENTS

     As of November 1, 2006, FCL's sponsorship of the defined benefit pension plan (the "Plan") subject to the provisions of the Employee Retirement Income Security Act of 1974 as amended ("ERISA") was transferred to GNA Corporation, an affiliate. Costs associated with the Plan will continue to be allocated based on existing affiliate cost-sharing agreements.

     In December 2006, we declared and paid a cash dividend of $450.0 million.

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

     On December 18, 2006, Articles of Merger were filed on behalf of Federal Home Life Insurance Company ("FHL") and First Colony Life Insurance Company ("FCL") into Genworth Life and Annuity Insurance Company (the "Company") with the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia. The Company is the surviving entity. These mergers were consummated effective January 1, 2007. Upon consummation of the mergers involving FHL and FCL, the Company transferred its ownership of American Mayflower Life Insurance Company of New York ("AML") to Genworth Life Insurance Company of New York ("GLICNY"), an affiliate, in exchange for a non-majority ownership interest in GLICNY. Upon transfer, AML merged into GLICNY. GLICNY is the surviving entity.

     The following unaudited pro forma financial information of the Company gives effect to the mergers and the subsequent transfer of AML to GLICNY as if they had been completed on January 1, 2005 in the case of income information, and September 30, 2006, in the case of balance sheet information. We have adjusted the historical financial statements to give effect to pro forma events that are (1) directly attributable to the mergers, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on combined results. The pro forma adjustments do not include any transactions costs that may be associated with the mergers as the amounts are not deemed to be material.

     Under U.S. generally accepted accounting principles, the mergers are accounted for as a business combination for entities under common control and will be presented on a combined basis for all periods presented.

     The following unaudited pro forma financial information are presented for illustrative purposes only and are not necessarily indicative of what our actual financial position or results of operations would have been had the mergers been completed on the date indicated above. In addition, the unaudited pro forma financial information do not purport to project the future financial position or operating results of the resulting company. These statements do not give effect to (1) our results of operations or other transactions or developments since December 31, 2005 and September 30, 2006, as applicable, (2) the impact of possible revenue enhancements, expense efficiencies or synergies expected to result from the mergers, and (3) the effects of transactions or developments that occur subsequent to the mergers. The foregoing matters could cause both the Company's unaudited historical combined financial position and results of operations, and the Company's actual future financial position and results of operations, to differ materially from those presented in the following unaudited pro forma financial information.

     The following table sets forth historical combined and pro forma financial information. The historical combined financial information as of and for the year December 31, 2005 was derived from our historical financial statements which have been audited by KPMG LLP. The historical financial information as of and for the nine months ended September 30, 2006 and 2005 has been derived from our unaudited financial statements.

               GENWORTH LIFE AND ANNUITY INSURANCE COMPANY MERGED

                    UNAUDITED PRO FORMA FINANCIAL INFORMATION

                                                    AS OF SEPTEMBER 30, 2006
                                    --------------------------------------------------------
                                    HISTORICAL GENWORTH    HISTORICAL FEDERAL
                                      LIFE AND ANNUITY    HOME LIFE INSURANCE
                                     INSURANCE COMPANY        COMPANY AND
                                      AND SUBSIDIARIES        SUBSIDIARIES      ELIMINATIONS
                                    -------------------   -------------------   ------------
ASSETS

Investments:
  Fixed maturities
    available-for-sale, at
    fair value                      $           5,768.0   $           9,257.8   $         --
  Equity securities
    available-for-sale, at
    fair value                                     21.8                   8.5             --
  Commerical mortgage loans                     1,237.4               1,692.6             --
  Policy loans                                    164.9                 314.2             --
  Other invested assets                           385.5                 407.1             --

                                    -------------------   -------------------   ------------
    Total investments                           7,577.6              11,680.2             --
  Cash and cash equivalents                       289.9                 408.0             --
  Accrued investment income                        78.2                 109.6             --
  Deferred acquisition costs                      404.2               2,157.7             --
  Goodwill                                           --                 471.2             --
  Intangible assets                               123.2                 412.6             --
  Reinsurance recoverable                       1,744.5               7,815.3             --
  Other assets                                     27.2                 343.8             --
  Separate account assets                       9,661.7                    --             --
                                    -------------------   -------------------   ------------
    TOTAL ASSETS                    $          19,906.5   $          23,398.4   $         --
                                    ===================   ===================   ============
LIABILITIES AND STOCKHOLDERS'
  EQUITY

Liabilities:
  Future annuity and contract
    benefits                        $           8,433.1   $          15,386.6   $         --
  Liability for policy and
    contract claims                                72.6                 195.5             --
  Other policyholder liabilities                  154.6                  73.2             --
  Other liabilities                               416.7                 797.4             --
  Deferred income tax liability                    26.7                 846.8             --
  Separate account liabilities                  9,661.7                    --             --
  Non-recourse funding
    obligations                                      --               2,450.0             --
                                    -------------------   -------------------   ------------
    Total liabilities                          18,765.4              19,749.5             --
                                    -------------------   -------------------   ------------
Stockholders' equity:
  Common stock                                     25.6                  22.0          (22.0)(a)
  Preferred stock                                 120.0                    --             --
  Additional paid-in capital                      938.6               3,203.2           22.0(a)
                                    -------------------   -------------------   ------------
Accumulated other comprehensive
  income (loss):
  Net unrealized investment
    gains (losses)                                  3.9                   6.1             --
  Derivatives qualifying as
    hedges                                          0.7                  (0.3)           0.4
  Additional minimum pension
    liability                                        --                  (3.3)            --
                                    -------------------   -------------------   ------------
Total accumulated other
  comprehensive income (loss)                       4.6                   2.5             --
Retained earnings                                  52.3                 421.2             --
                                    -------------------   -------------------   ------------
    Total stockholders' equity                  1,141.1               3,648.9             --
                                    -------------------   -------------------   ------------
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY          $          19,906.5   $          23,398.4   $         --
                                    ===================   ===================   ============

                                                   AS OF SEPTEMBER 30, 2006
                                    ------------------------------------------------------
                                                 PRO FORMA ADJUSTMENTS -
                                                   TRANSFER OF AMERICAN
                                    HISTORICAL   MAYFLOWER LIFE INSURANCE       UNAUDITED
                                     COMBINED      COMPANY OF NEW YORK          PRO FORMA
                                    ----------   ------------------------       ----------
ASSETS

Investments:
  Fixed maturities
    available-for-sale, at
    fair value                      $ 15,025.8   $                 (657.8)(b)   $ 14,368.0
  Equity securities
    available-for-sale, at
    fair value                            30.3                         --             30.3
  Commerical mortgage loans            2,930.0                     (127.9)(b)      2,802.1
  Policy loans                           479.1                      (30.8)(b)        448.3
  Other invested assets                  792.6                      (40.4)(b)      1,084.6
                                                                    332.4(c)
                                    ----------   ------------------------       ----------
    Total investments                 19,257.8                     (524.5)        18,733.3
  Cash and cash equivalents              697.9                       (6.5)(b)        691.4
  Accrued investment income              187.8                       (8.3)(b)        179.5
  Deferred acquisition costs           2,561.9                      (99.7)(b)      2,462.2
  Goodwill                               471.2                      (25.5)(b)        445.7
  Intangible assets                      535.8                      (23.6)(b)        512.2
  Reinsurance recoverable              9,559.8                     (323.4)(b)      9,236.4
  Other assets                           371.0                        0.1(b)         371.1
  Separate account assets              9,661.7                         --          9,661.7
                                    ----------   ------------------------       ----------
    TOTAL ASSETS                    $ 43,304.9   $               (1,011.4)      $ 42,293.5
                                    ==========   ========================       ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY

Liabilities:
  Future annuity and contract
    benefits                        $ 23,819.7   $                 (836.8)(b)   $ 22,982.9
  Liability for policy and
    contract claims                      268.1                       (6.1)(b)        262.0
  Other policyholder liabilities         227.8                       (7.3)(b)        220.5
  Other liabilities                    1,214.1                     (159.9)(b)      1,054.2
  Deferred income tax liability          873.5                      (44.6)(b)        828.9
  Separate account liabilities         9,661.7                         --          9,661.7
  Non-recourse funding
    obligations                        2,450.0                         --          2,450.0
                                    ----------   ------------------------       ----------
    Total liabilities                 38,514.9                   (1,054.7)        37,460.2
                                    ----------   ------------------------       ----------
Stockholders' equity:
  Common stock                            25.6                         --             25.6
  Preferred stock                        120.0                         --            120.0
  Additional paid-in capital           4,163.8                         --          4,163.8
                                    ----------   ------------------------       ----------
Accumulated other comprehensive
  income (loss):
  Net unrealized investment
    gains (losses)                        10.0                       (0.7)(b)          9.3
  Derivatives qualifying as
    hedges                                 0.4                         --              0.4
  Additional minimum pension
    liability                             (3.3)                        --             (3.3)
                                    ----------   ------------------------       ----------
Total accumulated other
  comprehensive income (loss)              7.1                       (0.7)             6.4
Retained earnings                        473.5                       44.0(c)         517.5
                                    ----------   ------------------------       ----------
    Total stockholders' equity         4,790.0                       43.3          4,833.3
                                    ----------   ------------------------       ----------
    TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY          $ 43,304.9   $               (1,011.4)      $ 42,293.5
                                    ==========   ========================       ==========

                                                        FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2006
                            -----------------------------------------------------------------------------------------------------
                             HISTORICAL
                            GENWORTH LIFE     HISTORICAL                               PRO FORMA ADJUSTMENTS -
                             AND ANNUITY     FEDERAL HOME                               TRANSFER OF AMERICAN
                              INSURANCE     LIFE INSURANCE                                 MAYFLOWER LIFE
                             COMPANY AND     COMPANY AND                  HISTORICAL    INSURANCE COMPANY OF        UNAUDITED PRO
                            SUBSIDIARIES     SUBSIDIARIES   ELIMINATIONS   COMBINED           NEW YORK                  FORMA
                            -------------   --------------  ------------  ----------   -----------------------      -------------
Revenues:
  Net investment income     $       304.1   $        506.4  $         --  $    810.5   $                 (34.2)(b)  $       776.3

  Net investment gains
    (losses)                        (14.2)             4.0            --       (10.2)                      0.5(b)            (9.7)
  Premiums                           72.1            774.6            --       846.7                     (30.6)(b)          816.1
  Policy fees and other
    income                          160.0            123.9            --       283.9                      (1.7)(b)          282.2
                            -------------   --------------  ------------  ----------   -----------------------      -------------
      TOTAL REVENUES                522.0          1,408.9            --     1,930.9                     (66.0)           1,864.9
                            -------------   --------------  ------------  ----------   -----------------------      -------------
Benefits and expenses:
  Interest credited                 226.9            140.8            --       367.7                     (12.0)(b)          355.7
  Benefits and other
    changes in policy
    reserves                        140.1            687.5            --       827.6                     (31.4)(b)          796.2
  Acquisition and
    operating expenses,
    net of deferrals                 54.1            148.5            --       202.6                      (1.4)(b)          201.2
  Amortization of
    deferred acquisition
    costs and intangibles            31.6             15.0            --        46.6                      (0.5)(b)           46.1
  Interest expense                     --             92.4            --        92.4                        --               92.4
                            -------------   --------------  ------------  ----------   -----------------------      -------------
      TOTAL BENEFITS AND
        EXPENSES                    452.7          1,084.2            --     1,536.9                     (45.3)           1,491.6
                            -------------   --------------  ------------  ----------   -----------------------      -------------
      Income before income
        taxes                        69.3            324.7            --       394.0                     (20.7)             373.3
Provision (benefit) for
  income taxes                       17.0            115.4            --       132.4                      (7.4)(b)          125.0
Equity in income of
  unconsolidated
  subsidiary                           --               --            --          --                      12.1(d)            12.1
                            -------------   --------------  ------------  ----------   -----------------------      -------------
      Net income            $        52.3   $        209.3  $         --  $    261.6   $                  (1.2)     $       260.4
                            =============   ==============  ============  ==========   =======================      =============

                                                        FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005
                            -----------------------------------------------------------------------------------------------------
                             HISTORICAL
                            GENWORTH LIFE     HISTORICAL                               PRO FORMA ADJUSTMENTS -
                             AND ANNUITY     FEDERAL HOME                               TRANSFER OF AMERICAN
                              INSURANCE     LIFE INSURANCE                                 MAYFLOWER LIFE
                             COMPANY AND     COMPANY AND                  HISTORICAL    INSURANCE COMPANY OF        UNAUDITED PRO
                            SUBSIDIARIES     SUBSIDIARIES   ELIMINATIONS   COMBINED           NEW YORK                  FORMA
                            -------------   --------------  ------------  ----------   -----------------------      -------------
Revenues:
  Net investment income     $       307.4   $        451.1  $         --  $    758.5   $                 (31.5)(b)  $       727.0

  Net investment gains
    (losses)                         (4.0)            (5.8)           --        (9.8)                      1.6(b)            (8.2)
  Premiums                           78.8            737.3            --       816.1                     (27.5)(b)          788.6
  Policy fees and other
    income                          145.1            128.0            --       273.1                      (5.0)(b)          268.1
                            -------------   --------------  ------------  ----------   -----------------------      -------------
      TOTAL REVENUES                527.3          1,310.6            --     1,837.9                     (62.4)           1,775.5
                            -------------   --------------  ------------  ----------   -----------------------      -------------
Benefits and expenses:
  Interest credited                 204.7            139.5            --       344.2                     (12.0)(b)          332.2
  Benefits and other
    changes in policy
    reserves                        143.2            696.3            --       839.5                     (24.6)(b)          814.9
  Acquisition and
    operating expenses,
    net of deferrals                 69.1            103.6            --       172.7                        --              172.7
  Amortization of
    deferred acquisition
    costs and intangibles            86.8             74.0            --       160.8                      (4.3)(b)          156.5
  Interest expense                     --             31.1            --        31.1                        --               31.1
                            -------------   --------------  ------------  ----------   -----------------------      -------------
      TOTAL BENEFITS AND
        EXPENSES                    503.8          1,044.5            --     1,548.3                     (40.9)           1,507.4
                            -------------   --------------  ------------  ----------   -----------------------      -------------
      Income before income
        taxes                        23.5            266.1            --       289.6                     (21.5)             268.1
Provision (benefit) for
  income taxes                       19.0             90.4            --       109.4                      (7.6)(b)          101.8
Equity in income of
  unconsolidated
  subsidiary                           --               --            --          --                      15.0(d)            15.0
                            -------------   --------------  ------------  ----------   -----------------------      -------------
      Net income            $         4.5   $        175.7  $         --  $    180.2   $                   1.1      $       181.3
                            =============   ==============  ============  ==========   =======================      =============

                                                            FOR THE YEAR ENDED DECEMBER 31, 2005
                         -----------------------------------------------------------------------------------------------------------
                             HISTORICAL     HISTORICAL FEDERAL                            PRO FORMA ADJUSTMENTS -
                         GENWORTH LIFE AND      HOME LIFE                                  TRANSFER OF AMERICAN
                         ANNUITY INSURANCE      INSURANCE                                     MAYFLOWER LIFE
                            COMPANY AND        COMPANY AND                    HISTORICAL    INSURANCE COMPANY OF      UNAUDITED PRO
                            SUBSIDIARIES       SUBSIDIARIES     ELIMINATIONS   COMBINED           NEW YORK                FORMA
                         -----------------  ------------------  ------------  ----------  -----------------------     -------------
Revenues:
  Net investment income  $           411.7  $            606.9  $         --  $  1,018.6  $                 (43.1)(b) $       975.5

  Net investment gains
    (losses)                          (4.5)               (5.2)           --        (9.7)                     1.5(b)           (8.2)
  Premiums                           103.5             1,008.9            --     1,112.4                    (36.0)(b)       1,076.4
  Policy fees and other
    income                           194.5               167.8            --       362.3                     (5.6)(b)         356.7
                         -----------------  ------------------  ------------  ----------  -----------------------     -------------
      TOTAL REVENUES                 705.2             1,778.4            --     2,483.6                    (83.2)          2,400.4
                         -----------------  ------------------  ------------  ----------  -----------------------     -------------
Benefits and expenses:
  Interest credited                  269.1               186.9            --       456.0                    (16.1)(b)         439.9
  Benefits and other
    changes in policy
    reserves                         190.4               954.7            --     1,145.1                    (33.3)(b)       1,111.8
  Acquisition and
    operating expenses,
    net of deferrals                  89.9               148.0            --       237.9                     (1.7)(b)         236.2
  Amortization of
    deferred acquisition
    costs and
    intangibles                      101.0                76.4            --       177.4                     (3.7)(b)         173.7
  Interest expense                      --                48.7            --        48.7                       --              48.7
                         -----------------  ------------------  ------------  ----------  -----------------------     -------------
      TOTAL BENEFITS AND
        EXPENSES                     650.4             1,414.7            --     2,065.1                    (54.8)          2,010.3
                         -----------------  ------------------  ------------  ----------  -----------------------     -------------
      Income before
        income taxes                  54.8               363.7            --       418.5                    (28.4)            390.1
Provision (benefit) for
  income taxes                        25.3               122.6            --       147.9                    (10.4)            137.5
Equity in income of
  unconsolidated
  subsidiary                            --                  --            --          --                     20.9(d)           20.9
                         -----------------  ------------------  ------------  ----------  -----------------------     -------------
      NET INCOME         $            29.5  $            241.1  $         --  $    270.6  $                   2.9     $       273.5
                         =================  ==================  ============  ==========  =======================     =============

NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

(a) Reflects an adjustment to reclassify the common stock of FHL to additional paid-in capital as a result of the merger. The unaudited pro forma financial information gives effect to the merger as if it had occurred as of September 30, 2006.

(b) Reflects adjustments to exclude amounts included in our historical combined financial information relating to the results of operations, assets and liabilities of AML that were transferred in connection with the transfer of ownership of AML to GLICNY immediately following consummation of the merger. The unaudited pro forma financial information gives effect to the merger as if it had occurred as of January 1, 2005 in the case of income information, and September 30, 2006, in the case of balance sheet information.

(c) Reflects adjustments to include the non-majority ownership interest in GLICNY acquired in connection with the transfer of our ownership in AML. The book value of our ownership in AML was $288.4 million as of September 30, 2006. The book value of the non-majority ownership interest in GLICNY received was $332.4 million as of September 30, 2006. The difference of $44.0 million between the book value of AML and the non-majority ownership interest as of September 30, 2006 was recorded as an increase to retained earnings in the unaudited pro forma financial information. The unaudited pro forma financial information gives effect to the merger as if it had occurred as of September 30, 2006.

(d) Reflects equity in income of unconsolidated subsidiary for the Company's non-majority ownership interest in GLICNY. The unaudited pro forma financial information gives effect to the merger as if it had occurred as of January 1, 2005.

PART I--FINANCIAL INFORMATION
ITEM 1. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

          GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                              (AMOUNTS IN MILLIONS)
                                   (UNAUDITED)

                                    THREE MONTHS ENDED    NINE MONTHS ENDED
                                      SEPTEMBER 30,         SEPTEMBER 30,
                                   -------------------   -------------------
                                     2006       2005       2006       2005
                                   --------   --------   --------   --------
REVENUES:
  Net investment income            $  104.1   $  101.5   $  304.1   $  307.4
  Net investment gains (losses)        (0.9)      (5.7)     (14.2)      (4.0)
  Premiums                             23.4       27.5       72.1       78.8
  Cost of insurance fees               35.2       36.5      108.2      109.5
  Variable product fees                13.6        6.0       32.9       15.0
  Other income                          6.0        6.5       18.9       20.6
                                   --------   --------   --------   --------
      TOTAL REVENUES                  181.4      172.3      522.0      527.3
                                   --------   --------   --------   --------
BENEFITS AND EXPENSES:
  Interest credited                    82.2       66.6      226.9      204.7
  Benefits and other changes in
    policy reserves                    49.4       40.8      140.1      143.2
  Acquisition and operating
    expenses, net of deferrals         15.7       21.8       54.1       69.1
  Amortization of deferred
    acquisition costs and
    intangibles                         5.8       73.1       31.6       86.8
                                   --------   --------   --------   --------
      TOTAL BENEFITS AND
        EXPENSES                      153.1      202.3      452.7      503.8
                                   --------   --------   --------   --------
INCOME (LOSS) BEFORE
  INCOME TAXES                         28.3      (30.0)      69.3       23.5
Provision for income taxes              5.0        7.9       17.0       19.0
                                   --------   --------   --------   --------
NET INCOME (LOSS)                  $   23.3   $  (37.9)  $   52.3   $    4.5
                                   ========   ========   ========   ========

            See Notes to Condensed Consolidated Financial Statements

          GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                   (AMOUNTS IN MILLIONS, EXCEPT SHARE AMOUNTS)

                                                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                                                 2006             2005
                                                                                            ---------------  ---------------
                                                                                               (UNAUDITED)
ASSETS
  Investments:
    Fixed maturity securities available-for-sale, at fair value                             $       5,768.0  $       5,266.3
    Equity securities available-for-sale, at fair value                                                21.8             19.3
    Commercial mortgage loans                                                                       1,237.4          1,042.1
    Policy loans                                                                                      164.9            158.3
    Other invested assets ($290.4 and $332.0 restricted)                                              385.5            404.9
                                                                                            ---------------  ---------------
      Total investments                                                                             7,577.6          6,890.9
  Cash and cash equivalents                                                                           289.9            344.0
  Accrued investment income                                                                            78.2             63.6
  Deferred acquisition costs                                                                          404.2            321.1
  Intangible assets                                                                                   123.2            131.6
  Reinsurance recoverable                                                                           1,744.5          2,307.4
  Deferred income tax asset                                                                              --              0.1
  Other assets                                                                                         27.2             46.0
  Separate account assets                                                                           9,661.7          8,777.3
                                                                                            ---------------  ---------------
      Total assets                                                                          $      19,906.5  $      18,882.0
                                                                                            ===============  ===============
LIABILITIES AND STOCKHOLDERS' EQUITY
  Liabilities:
    Future annuity and contract benefits                                                    $       8,433.1  $       8,201.5
    Liability for policy and contract claims                                                           72.6             82.1
    Other policyholder liabilities                                                                    154.6            207.1
    Other liabilities ($296.2 and $333.3 restricted)                                                  416.7            516.2
    Deferred income tax liability                                                                      26.7               --
    Separate account liabilities                                                                    9,661.7          8,777.3
                                                                                            ---------------  ---------------
      Total liabilities                                                                            18,765.4         17,784.2
                                                                                            ---------------  ---------------
  Commitments and contingencies
  Stockholders' equity:
    Preferred stock, Cumulative Series A ($1,000 par value, $1,000 redemption and
      liquidation value, 200,000 shares authorized, 120,000 shares issued and outstanding)            120.0             120.0
    Common stock ($1,000 par value, 50,000 shares authorized, 25,651 shares issued and
      outstanding)                                                                                     25.6             25.6
    Additional paid-in capital                                                                        938.6            938.6
                                                                                            ---------------  ---------------
    Accumulated other comprehensive income (loss):
      Net unrealized investment gains (losses)                                                          3.9             12.5
      Derivatives qualifying as hedges                                                                  0.7              1.1
                                                                                            ---------------  ---------------
  Total accumulated other comprehensive income (loss)                                                   4.6             13.6
  Retained earnings                                                                                    52.3               --
                                                                                            ---------------  ---------------
      Total stockholders' equity                                                                    1,141.1          1,097.8
                                                                                            ---------------  ---------------
      Total liabilities and stockholders' equity                                            $      19,906.5  $      18,882.0
                                                                                            ===============  ===============

            See Notes to Condensed Consolidated Financial Statements

          GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES
      CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                              (AMOUNTS IN MILLIONS)
                                   (UNAUDITED)

                                                                                        ADDITIONAL
                                                           PREFERRED        COMMON        PAID-IN
                                                             STOCK           STOCK        CAPITAL
                                                          ------------   ------------  ------------
BALANCES AS OF DECEMBER 31, 2004                          $      120.0   $       25.6  $    1,061.1
Comprehensive income (loss):
  Net income                                                        --             --            --
  Net unrealized gains (losses) on investment securities            --             --            --
  Derivatives qualifying as hedges                                  --             --            --
Total comprehensive income (loss)
                                                          ------------   ------------  ------------
BALANCES AS OF SEPTEMBER 30, 2005                         $      120.0   $       25.6  $    1,061.1
                                                          ============   ============  ============

                                                           ACCUMULATED
                                                              OTHER
                                                          COMPREHENSIVE                    TOTAL
                                                             INCOME        RETAINED    STOCKHOLDERS'
                                                             (LOSS)        EARNINGS       EQUITY
                                                          ------------   ------------  ------------
BALANCES AS OF DECEMBER 31, 2004                          $       75.3   $      308.0  $    1,590.0
Comprehensive income (loss):
  Net income                                                        --            4.5           4.5
  Net unrealized gains (losses) on investment securities         (33.5)            --         (33.5)
  Derivatives qualifying as hedges                                (0.9)            --          (0.9)
                                                                                       ------------
Total comprehensive income (loss)                                                             (29.9)
                                                          ------------   ------------  ------------
BALANCES AS OF SEPTEMBER 30, 2005                         $       40.9   $      312.5  $    1,560.1
                                                          ============   ============  ============

                                                                                        ADDITIONAL
                                                           PREFERRED        COMMON        PAID-IN
                                                             STOCK           STOCK        CAPITAL
                                                          ------------   ------------  ------------
BALANCES AS OF DECEMBER 31, 2005                          $      120.0   $       25.6  $      938.6
Comprehensive income (loss):
  Net income                                                        --             --            --
  Net unrealized gains (losses) on investment securities            --             --            --
  Derivatives qualifying as hedges                                  --             --            --
Total comprehensive income (loss)
                                                          ------------   ------------  ------------
BALANCES AS OF SEPTEMBER 30, 2006                         $      120.0   $       25.6  $      938.6
                                                          ============   ============  ============

                                                           ACCUMULATED
                                                              OTHER
                                                          COMPREHENSIVE                    TOTAL
                                                             INCOME        RETAINED    STOCKHOLDERS'
                                                             (LOSS)        EARNINGS       EQUITY
                                                          ------------   ------------  ------------
BALANCES AS OF DECEMBER 31, 2005                          $       13.6   $         --  $    1,097.8
Comprehensive income (loss):
  Net income                                                        --           52.3          52.3
  Net unrealized gains (losses) on investment securities          (8.6)            --          (8.6)
  Derivatives qualifying as hedges                                (0.4)            --          (0.4)
                                                                                       ------------
Total comprehensive income (loss)                                                              43.3
                                                          ------------   ------------  ------------
BALANCES AS OF SEPTEMBER 30, 2006                         $        4.6   $       52.3  $    1,141.1
                                                          ============   ============  ============

            See Notes to Condensed Consolidated Financial Statements

          GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (AMOUNTS IN MILLIONS)
                                   (UNAUDITED)

                                                                                                 NINE MONTHS
                                                                                             ENDED SEPTEMBER 30,
                                                                                         ---------------------------
                                                                                             2006           2005
                                                                                         ------------   ------------
                                                                                                         (REVISED--
                                                                                                         SEE NOTE 5)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                             $       52.3   $        4.5
  Adjustments to reconcile net income to net cash from operating activities:
    Change in future policy benefits                                                            143.1           91.1
    Change in deferred acquisition costs and intangible assets                                  (73.1)          19.8
    Change in other liabilities and other policy-related balances                              (140.7)         (20.3)
    Change in deferred income taxes                                                              31.7           14.1
    Other, net                                                                                   (5.2)          64.4
                                                                                         ------------   ------------
  Net cash from operating activities                                                              8.1          173.6
                                                                                         ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales and maturities of investment securities and other invested assets       1,085.5        1,641.5
  Principal collected on commercial mortgage loans                                              136.4          240.4
  Purchases of investment securities and other invested assets                               (1,593.7)        (743.7)
  Commercial mortgage loan originations                                                        (330.0)        (101.6)
  Policy loans, net                                                                              (6.6)          (6.2)
                                                                                         ------------   ------------
  Net cash from investing activities                                                           (708.4)       1,030.4
                                                                                         ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of investment contracts                                              2,923.3          919.3
  Redemption and benefit payments on investment contracts                                    (2,278.5)      (1,971.6)
  Proceeds from secured borrowing from affiliate                                                   --           20.5
  Proceeds from short-term borrowings and other, net                                              1.4          366.6
  Payments on short-term borrowings                                                                --         (377.4)
                                                                                         ------------   ------------
  Net cash from financing activities                                                            646.2       (1,042.6)
                                                                                         ------------   ------------
  Net change in cash and cash equivalents                                                       (54.1)         161.4
Cash and cash equivalents at beginning of period                                                344.0           26.4
                                                                                         ------------   ------------
Cash and cash equivalents at end of period                                               $      289.9   $      187.8
                                                                                         ============   ============

            See Notes to Condensed Consolidated Financial Statements

          GENWORTH LIFE AND ANNUITY INSURANCE COMPANY AND SUBSIDIARIES
                   NOTES TO CONDENSED CONSOLIDATED STATEMENTS
                                   (UNAUDITED)

1. BASIS OF PRESENTATION

     The accompanying condensed consolidated quarterly financial statements represent Genworth Life and Annuity Insurance Company and its subsidiaries, Assigned Settlement, Inc. and GNWLAAC Real Estate Holding, LLC. All intercompany accounts and transactions have been eliminated in consolidation.

     Genworth Life and Annuity Insurance Company (the "Company," "we," "us," or "our" unless the context otherwise requires) is a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871 as The Life Insurance Company of Virginia. An affiliate of our former ultimate parent company acquired us on April 1, 1996 and ultimately contributed the majority of the outstanding common stock to the Genworth Life Insurance Company ("GLIC").

     On May 31, 2004, we became a direct, wholly-owned subsidiary of GLIC while remaining an indirect, wholly-owned subsidiary of Genworth Financial, Inc. ("Genworth"). Our preferred shares are owned by an affiliate, Brookfield Life Assurance Company Limited.

     On June 29, 2006, we requested that the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia review and ultimately approve the proposed mergers of Federal Home Life Insurance Company ("FHL") and First Colony Life Insurance Company ("FCL") into the Company ("GLAIC Merged"). The Company would be the surviving entity. FHL and FCL are both stock life insurance companies operating under charters granted by the Commonwealth of Virginia and both are affiliates of the Company. The proposed mergers are subject to regulatory approval. On September 19, 2006, the State Corporation Commission, Bureau of Insurance of the Commonwealth of Virginia gave its conditional approval of the proposed mergers. Conditional regulatory approval does not obligate the Company to consummate the proposed mergers or guarantee that the proposed mergers will occur. Should these proposed mergers be consummated, the anticipated effective date is January 1, 2007.

     Upon consummation of the contemplated mergers involving FHL and FCL and subject to regulatory approval, it is anticipated that GLAIC Merged would transfer its shares of American Mayflower Life Insurance Company of New York ("AML") to Genworth Life Insurance Company of New York ("GLICNY"), an affiliate, in exchange for a non-majority ownership interest in GLICNY. Upon transfer, AML would be merged into GLICNY. GLICNY would be the surviving entity. These mergers are part of the continuing efforts of Genworth, our ultimate parent company, to simplify its operations, reduce its costs and build its brand. Should the proposed mergers be consummated, the financial statements will be restated as if the mergers were effective for all periods and will be accounted for as a pooling of interests for entities under common control as the Company, FHL and FCL are all wholly-owned subsidiaries of Genworth.

     We principally offer annuity contracts, guaranteed investment contracts ("GICs"), funding agreements, funding agreements backing notes ("FABNs"), Medicare supplement insurance and life insurance policies. We do business in the District of Columbia and in all states, except New York.

     The accompanying condensed consolidated financial statements are unaudited and have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and rules and regulations of the United States Securities and Exchange Commission ("SEC"). Preparing financial statements in conformity with GAAP requires us to make estimates and assumptions that affect reported income amounts and related disclosures. Actual results could differ from those estimates. Certain prior year amounts have been reclassified to conform to the current year presentation. These condensed consolidated financial statements include all adjustments (consisting of normal recurring accruals) considered necessary by management to present a fair statement of the financial position, results of operations, and cash flow for the periods presented. The results reported in these condensed consolidated financial statements should not be regarded as necessarily indicative of results that may be expected for the entire year. The condensed consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and related notes contained in our 2005 Annual Report on Form 10-K.

2. ACCOUNTING PRONOUNCEMENTS

RECENTLY ADOPTED

     As of January 1, 2006, we adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 155, ACCOUNTING FOR CERTAIN HYBRID FINANCIAL INSTRUMENTS. SFAS No. 155 amends SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, and SFAS No. 140, ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES. SFAS No. 155 allows financial instruments that have embedded derivatives to be accounted for as a whole, eliminating the need to bifurcate the derivative from its host, if the holder elects to account for the whole instrument on a fair value basis. In addition, among other changes, SFAS No. 155 (i) clarifies which interest-only strips and principal-only strips are not subject to the requirements of SFAS No. 133; (ii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation; (iii) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives; and (iv) eliminates the prohibition on a qualifying special-purpose entity ("QSPE") from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial interest. Adoption of SFAS No. 155 did not have a material impact on our condensed consolidated financial statements.

NOT YET ADOPTED

     In September 2005, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 05-1, ACCOUNTING BY INSURANCE ENTERPRISES FOR DEFERRED ACQUISITION COSTS IN CONNECTION WITH MODIFICATIONS OR EXCHANGES OF INSURANCE CONTRACTS. This statement provides guidance on accounting for deferred acquisition costs and other balances on an internal replacement, defined broadly as a modification in product benefits, features, rights or coverages that occurs by the exchange of an existing contract for a new contract, or by amendment, endorsement, or rider to an existing contract, or by the election of a benefit, feature, right, or coverage within an existing contract. SOP 05-1 is effective for internal replacements occurring in fiscal years beginning after December 15, 2006. The insurance industry has identified several implementation issues during their evaluation of SOP 05-1. An expert panel has been formed by the AICPA to evaluate certain of these interpretive issues that insurance companies are facing in their implementation. Due to the nature of the interpretative issues being reviewed by the expert panel, we continue to evaluate the impact of the SOP 05-1. Based on our current interpretation, we do not expect the adoption of this standard to have a material impact on our consolidated results of operations and financial postiton. Depending upon the outcome of the evaluation of the interpretive issues by the expert panel, our current interpretation could change.

     In July 2006, FASB Interpretation ("FIN") No. 48, ACCOUNTING FOR UNCERTAINTY IN INCOME TAXES, was issued. This guidance clarifies what criteria must be met prior to recognition of the financial statement benefit of a position taken in a tax return. Additionally, it applies to the recognition and measurement of income tax uncertainties resulting from a purchase business combination. This guidance is effective for fiscal years beginning after December 15, 2006. We are currently evaluating the impact FIN No. 48 will have on our consolidated results of operations and financial position.

     In September 2006, FASB issued SFAS No. 157, FAIR VALUE MEASUREMENTS. This statement defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 is effective prospectively with a limited form of retrospective application for fiscal years beginning after November 15, 2007 with early adoption encouraged. We are currently evaluating the impact that SFAS No. 157 will have on our consolidated results of operations and financial position.

3. OPERATING SEGMENT INFORMATION

     We conduct our operations in three business segments: (1) Retirement Income and Investments, which includes deferred annuities, individual variable annuities, group variable annuities designed for 401(k) plans, variable life insurance and specialized products, including GICs, funding agreements, FABNs and a reinsured block of structured settlements; (2) Protection, which includes universal life insurance, interest-sensitive whole life insurance and Medicare supplement insurance; and (3) Corporate and Other, which includes unallocated net investment gains (losses), corporate income, expenses and income taxes.

     In 2006, we began to allocate net investment gains (losses) from our Corporate and Other segment to our Retirement Income and Investments and Protection segments using an approach based principally upon the investment portfolio established to support each of those segments' products and targeted capital levels.

     Prior to 2006, all net investment gains (losses) were recorded in the Corporate and Other segment and were not reflected in the results of any of our other segments.

     We use the same accounting policies and procedures to measure segment income and assets as our consolidated net income and assets. Segment income represents the basis on which the performance of our business is assessed by management.

     The following is a summary of operating segment activity for the periods presented:

                                              THREE MONTHS ENDED            NINE MONTHS ENDED
                                                  SEPTEMBER 30,               SEPTEMBER 30,
                                          --------------------------   --------------------------
     (AMOUNTS IN MILLIONS)                     2006         2005           2006          2005
     -----------------------------------  ------------  ------------   ------------  ------------
     REVENUES
     Retirement Income and Investments    $       90.0  $       68.9   $      241.9  $      213.8
     Protection                                   89.2          96.8          275.1         286.2
     Corporate and Other                           2.2           6.6            5.0          27.3
                                          ------------  ------------   ------------  ------------
       Total revenues                     $      181.4  $      172.3   $      522.0  $      527.3
                                          ============  ============   ============  ============
     INCOME (LOSS) BEFORE INCOME TAXES
     Retirement Income and Investments    $        9.4  $        3.6   $       23.8  $       26.9
     Protection                                   18.5         (38.6)          44.8         (11.5)
     Corporate and Other                           0.4           5.0            0.7           8.1
                                          ------------  ------------   ------------  ------------
       Income (loss) before income taxes  $       28.3  $      (30.0)  $       69.3  $       23.5
                                          ============  ============   ============  ============

     During third quarter 2005, we recognized a goodwill impairment of $57.5 million in our Protection segment.

     The following is a summary of total assets by operating segment as of:

                                          SEPTEMBER 30,   DECEMBER 31,
     (AMOUNTS IN MILLIONS)                    2006            2005
     ---------------------------------    ------------    ------------
     ASSETS
     Retirement Income and Investments    $   16,607.4    $   15,507.4
     Protection                                2,636.7         2,680.0
     Corporate and Other                         662.4           694.6
                                          ------------    ------------
       Total assets                       $   19,906.5    $   18,882.0
                                          ============    ============

4. COMMITMENTS AND CONTINGENCIES

     (a) LITIGATION

     We face a significant risk of litigation and regulatory investigations and actions in the ordinary course of operating our businesses, including class action lawsuits. Our pending legal and regulatory actions include proceedings specific to us and others generally applicable to business practices in the industries in which we operate. Plaintiffs in class action and other lawsuits against us may seek very large or indeterminate amounts, including punitive and treble damages, which may remain unknown for substantial periods of time. A substantial legal liability or a significant regulatory action against us could have an adverse effect on our financial condition and results of operations. Moreover, even if we ultimately prevail in the litigation, regulatory action or investigation, we could suffer significant reputational harm, which could have an adverse effect on our business, financial condition or results of operations.

     (b) COMMITMENTS

     As of September 30, 2006, we were committed to fund $3.0 million in commercial mortgage loan investments and $14.1 million in limited partnership investments.

     (c) GUARANTEES

     We guaranteed the payment of certain structured settlement benefits sold by Assigned Settlement, Inc., our wholly-owned subsidiary, from March 2004 through December 2005 that were funded by products of our parent and one of our affiliates. The structured settlement future annuity and contract benefits liability related to this guarantee was $275.3 million as of September 30, 2006.

5. REVISIONS OF PREVIOUSLY REPORTED CASH FLOW INFORMATION

     The condensed consolidated statement of cash flows previously reported in our quarterly report on Form 10-Q for the nine months ended September 30, 2005 were revised in our 2005 Annual Report on Form 10-K to reflect changes in the treatment of net receivable/payable from unsettled investment purchases and sales. These changes previously classified within cash flows from operating activities have been reclassified to cash flows from investing activities, as such balances pertained to investments.

     The effect of the revisions on previously reported condensed consolidated cash flows is as follows:

                                                NINE MONTHS ENDED
     (AMOUNTS IN MILLIONS)                      SEPTEMBER 30, 2005
     ----------------------------------------   ------------------
     Net cash from operating activities:
         As originally reported                 $             73.9
         Impact of revisions                                  99.7
                                                ------------------
         Revised                                $            173.6
                                                ==================
     Net cash from investing activities:
         As originally reported                 $          1,130.1
         Impact of revisions                                 (99.7)
                                                ------------------
         Revised                                $          1,030.4
                                                ==================

     The revisions have no impact on the total change in cash and cash equivalents within our condensed consolidated statement of cash flows and have no impact on our condensed consolidated statement of income or condensed consolidated balance sheet.